Exhibit 10.4

MASTER LEASE AGREEMENT
THIS MASTER LEASE AGREEMENT is made and entered into to be effective as of October 23, 2015, by and between BROADSTONE BEF PORTFOLIO, LLC, a New York limited liability company (“Landlord”), and BEF FOODS, INC., an Ohio corporation (“Tenant”).
In consideration of the rents and provisions herein stipulated to be paid and performed, Landlord and Tenant hereby covenant and agree as follows:
1.Definitions. The capitalized terms, words and phrases have the meanings set forth in Appendix 1 attached hereto and made a part hereof.

2.Demise of Leased Premises; Title and Condition.

(a)Landlord hereby demises and lets to Tenant, and Tenant hereby takes and leases from Landlord, for the Term and upon the provisions hereinafter specified, the Leased Premises. Notwithstanding any other provision of this Lease, this Lease constitutes a single and indivisible lease of all the Leased Premises, collectively, and is not an aggregation of leases for the separate Locations. Neither Landlord nor Tenant would have entered into this Lease except as a single and indivisible lease, and the rental herein has been established on the basis of the specific structure of the subject transaction and the economic benefits and risk profile of the transaction as a whole, and not based on the valuation or price of any Location. Tenant’s rights to any Location or any single portion of the Leased Premises are subject to and dependent on Tenant’s full performance of its obligations as to the other and all Locations and the Leased Premises as a whole, and the consideration supporting the promises and agreements under this Lease relating to any Location or any single portion of the Leased Premises also supports the promises and agreements under this Lease relating to all other Locations and portions of the Leased Premises.

(b)The Leased Premises are demised and let subject to: (i) the rights of any Persons in possession of the Leased Premises; (ii) the existing state of title of any of the Leased Premises, including any Permitted Encumbrances; (iii) any state of facts which an accurate survey or physical inspection of the Leased Premises might show; (iv) all Legal Requirements, including any existing violation of any thereof; and (v) the condition of the Leased Premises as of the Commencement Date, without representation or warranty by Landlord. Tenant has examined the title to the Leased Premises prior to the execution and delivery of this Lease and has found the same to be satisfactory for all purposes. Tenant acknowledges that fee simple title (both legal and equitable) is in Landlord and that Tenant has only the leasehold right of possession and use of the Leased Premises as provided herein.

(c)LANDLORD LEASES AND WILL LEASE AND TENANT TAKES AND WILL TAKE THE LEASED PREMISES “AS IS,” “WHERE IS” AND “WITH ALL FAULTS.” TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) AND THE INDEMNIFIED PARTIES HAVE NOT MADE AND WILL NOT MAKE, NOR WILL LANDLORD OR ANY INDEMNIFIED PARTY BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY PART OF THE LEASED PREMISES, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO: (i) ITS FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE; (ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN; (iii) THE EXISTENCE OF ANY DEFECT, LATENT OR PATENT; (iv) LANDLORD’S TITLE THERETO; (v) VALUE; (vi) COMPLIANCE WITH SPECIFICATIONS; (vii) LOCATION; (viii) USE; (ix) CONDITION; (x) MERCHANTABILITY; (xi) QUALITY; (xii) DESCRIPTION; (xiii) DURABILITY; (xiv) OPERATION, INCOME, EXPENSES, ENTITLEMENTS OR ZONING; (xv) THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, ENVIRONMENTAL VIOLATION, RELEASE, HAZARDOUS CONDITION; OR (xvi) COMPLIANCE OF THE LEASED PREMISES WITH ANY LAW OR LEGAL REQUIREMENT; AND ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY TENANT. TENANT ACKNOWLEDGES THAT THE LEASED PREMISES IS OF ITS

SELECTION AND TO ITS SPECIFICATIONS AND THAT THE LEASED PREMISES HAS BEEN INSPECTED BY TENANT AND IS SATISFACTORY TO IT. TENANT FURTHER ACKNOWLEDGES THAT TENANT OR ONE OF ITS AFFILIATES WAS THE PREVIOUS OWNER AND/OR OCCUPANT OF THE LEASED PREMISES AND IS EXCEPTIONALLY KNOWLEDGEABLE ABOUT ALL ASPECTS OF THE LEASED PREMISES. IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN ANY OF THE LEASED PREMISES OF ANY NATURE, WHETHER LATENT OR PATENT, LANDLORD AND ALL INDEMNIFIED PARTIES WILL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT). THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN NEGOTIATED, CONSTITUTE A MATERIAL INDUCEMENT FOR LANDLORD TO ENTER INTO THIS LEASE AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES BY LANDLORD OR ANY INDEMNIFIED PARTY, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT OR ARISING OTHERWISE.

3.Use. During the Term, the Leased Premises shall be used solely for the operation of a Permitted Facility. Tenant shall not use or occupy or permit any of the Leased Premises to be used or occupied, nor do or permit anything to be done in or on any of the Leased Premises, in a manner that will: (a) violate or be contrary to any Law, Legal Requirement, Insurance Requirement or Easement Agreement in any material respect; (b) make void or voidable or cause any insurer to cancel any insurance required by this Lease; (c) adversely affect in any material manner the ability to obtain any insurance required under Section 17 at commercially reasonable rates; (d) cause structural injury to any of the Improvements; (e) constitute a public or private nuisance or waste, or otherwise have a material adverse effect on the value of any Location; or (f) violate any certificate of occupancy, zoning compliance certificate, or equivalent certificate affecting any of the Leased Premises in any material respect.

4.Term. Tenant will have and hold the Leased Premises for an initial term of twenty (20) years from the last day of the calendar month in which the Commencement Date occurs (the “Initial Term”). Unless sooner terminated as provided in this Lease, the Initial Term may be extended, upon and subject to the same terms, covenants, conditions and rental as set forth in this Lease, for two (2) separate terms of ten (10) years each (each, an “Optional Term” and, collectively, the “Optional Terms”) if: (a) at least twelve (12), but not more than twenty-four (24) months prior to the end of the Initial Term or first validly exercised Optional Term, as applicable, Tenant delivers to Landlord a written notice that Tenant desires to exercise its right to extend the Term for the first or second Optional Term, as applicable, which upon delivery shall be irrevocable (each an “Tenant Extension Notice”) and (b) no Event of Default shall have occurred and be continuing on the date Landlord receives such Tenant Extension Notice or on the last day of the Initial Term or first Optional Term, as applicable. Except as otherwise expressly provided herein, all of the terms and conditions of this Lease for the Initial Term shall remain in full force and effect during the Optional Terms. During the last year of the Term, Landlord will have the right to advertise the availability of the Leased Premises for sale or reletting, to erect signs upon the Leased Premises indicating such availability, and to show the Leased Premises to prospective tenants, purchasers or lenders at reasonable times that do not materially interfere with the business operations of Tenant.

5.Base Rent.
(a)Base Rent for the first Lease Year of the Initial Term shall be in the amount of $3,480,781.00 and shall be increased by two percent (2%) on the first day of each subsequent Lease Year during the Initial Term, as more particularly set forth in the Base Rent Schedule attached hereto as Schedule 2.

(b)On the first day of the first Optional Term, Base Rent shall be the greater of: (i) the Fair Market Base Rent; and (ii) the Base Rent for the Lease Year immediately preceding the first Optional Term increased by two percent (2%). On the first day of the second Lease Year of the first Optional Term and each subsequent Lease Year during the remainder of the Term (including the second Optional Term if validly exercised by Tenant), the Base Rent shall be increased by two percent (2%), all as more particularly set forth in the Base Rent Schedule attached hereto as Schedule 2.

(c)Base Rent will be paid in monthly installments in advance on or before the first day of each month during the Term in the amount of the annual Base Rent then in effect divided by twelve (12); provided, that if any such day falls on a date that is not a business day, then Base Rent will be due and payable on or before the immediately succeeding business day. The first monthly installment of Base Rent for the first Lease Year will be prorated for the period from and including the Commencement Date through and including the last day of the month in which the Commencement Date occurs. All payments of Base Rent and other sums charged by or payable to Landlord under this Lease must be paid by wire transfer or automated clearing house in immediately available funds to a designated bank account of Landlord, or by check made payable to Landlord and sent or delivered to Landlord c/o Broadstone Real Estate, LLC, 530 Clinton Square, Rochester, New York 14604, or to such other place as Landlord may designate in writing, at Landlord’s election.

6.Additional Rent.
(a)Tenant shall pay and discharge, as additional rent (collectively, “Additional Rent”) the following amounts:

(i)all Impositions and, except as otherwise specifically provided in this Lease, all Costs of Tenant, Landlord and any other Persons specifically referenced herein which are incurred in connection or associated with: (A) the use, non-use, occupancy, possession, operation, condition, design, construction, maintenance, alteration, repair or restoration of any of the Leased Premises; (B) the performance of all of Tenant’s obligations under this Lease; (C) any Condemnation proceedings; (D) the adjustment, settlement or compromise of any insurance claims involving or arising from any of the Leased Premises; (E) the prosecution, defense or settlement of any litigation involving or arising from any of the Leased Premises or this Lease, except as set forth in Section 46; (F) the exercise or enforcement by Landlord, its successors and assigns, of any of its rights or remedies under this Lease; (G) any amendment to or modification or termination of this Lease made at the request of Tenant; or (H) any act undertaken by Landlord at the request of Tenant, or incurred in connection with any act of Landlord performed on behalf of Tenant. Notwithstanding the foregoing, Tenant is not responsible for the following Costs by virtue of this Section 6(a)(i) (but without prejudice to any other terms of this Lease that may provide otherwise): (1) costs of formation and operation of the business of the entity that constitutes Landlord (as distinguished from the costs of operation of the Leased Premises) including, but not limited to, Landlord’s general corporate overhead and general administrative expenses; (2) payments of principal and interest, origination fees and other scheduled payments payable by Landlord with respect to any Mortgage, as well as costs associated with the initial closing or amendment of any Mortgages, including any title insurance premiums, Lender due diligence, commitment fees, good faith deposits, attorney’s fees, appraisals, recording fees and taxes; (3) Tax Exclusions; and (4) any cost or expense that is expressly stated in this Lease to be the responsibility of Landlord.

(ii)after the date all or any portion of any installment of Base Rent is due and not paid, an amount equal to five percent (5%) of the amount of such unpaid installment or portion thereof, provided, however, that with respect to the first late payment of all or any portion of any installment of Base Rent in any consecutive twelve (12) month period, the late charge will not be due and payable unless the Base Rent has not been paid within five (5) business days following delivery of notice from Landlord to Tenant that such Base Rent is past due. Tenant agrees that the foregoing late fees are not a penalty, but represents a fair and reasonable estimate of certain costs which Landlord will incur by reason of a late payment by Tenant, and Tenant’s obligation to pay Landlord late fees as set forth above will be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner;

(iii)interest at the Default Rate on the following sums from the date when any such amount becomes overdue to the date such amount is paid in full: (A) all overdue installments of Base Rent not paid within ten (10) business days following the date when any such installment becomes overdue (provided, however, that with respect to the first late payment of all or any portion of any installment of Base Rent in any consecutive twelve (12) month period, such interest will not be due and payable unless the Base Rent has not been paid within five (5) business days following delivery of notice from Landlord to Tenant that such Base Rent is past due ; (B) all amounts of Additional Rent relating to obligations which Landlord has paid on behalf of Tenant that are not paid by Tenant within ten (10) business days after Landlord’s demand for such payment; and (C) all other overdue amounts of Additional Rent that are payable to Landlord and are not paid within ten (10) business days following the date when any such installment becomes overdue;
(iv)concurrently with each payment of Base Rent, any rent tax, sales tax or excise tax payable with respect to real property rents (provided that Landlord may require Tenant to pay any such rent tax, sales tax or excise tax directly to the appropriate taxing authorities, with evidence of such payment being forwarded to Landlord on a monthly basis); provided, however, that in no event shall Tenant be obligated to pay for the Tax Exclusions; and

(v)any other items specifically required to be paid by Tenant under this Lease, including without limitation, utility service charges, insurance premiums, costs and deductibles, common area and maintenance charges, indemnities, and costs of maintaining, repairing and restoring the Leased Premises.

(b)Tenant shall pay and discharge: (i) any Impositions prior to delinquency, (ii) any other item of Additional Rent referred to in Section 6(a)(i) as and when the same becomes due, provided that amounts which are billed to Landlord or any third party, but not to Tenant, shall be paid within ten (10) business days after Landlord’s written demand for payment thereof; and (ii) any other Additional Rent, within ten (10) business days after Landlord’s written demand for payment thereof.

(c)Tenant acknowledges and agrees that late payment of Base Rent or Additional Rent by Tenant will cause Landlord to incur increased costs not contemplated by this Lease. The exact amount of such costs is extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges. The assessment of a late charge and/or interest at the Default Rate represents a fair and reasonable estimate of certain costs which Landlord will incur by reason of a late payment by Tenant. In no event shall amounts payable under Section 6(a)(ii) and (iii) exceed the maximum amount permitted by applicable Law.

7.Net Lease; True Lease.

(a)Tenant acknowledges and agrees that this is an absolute net lease and all Monetary Obligations shall be paid by Tenant without notice or demand (except as otherwise expressly provided herein) and without set-off, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense. Except as otherwise expressly provided in this Lease, this Lease and the rights of Landlord and the obligations of Tenant hereunder shall not be affected by any event or for any reason, including the following: (i) any default by Landlord under this Lease or under any loan document or other agreement with Lender; (ii) any damage to or theft, loss or destruction of any of the Leased Premises; (iii) any Casualty or Condemnation; (iv) any action of any Governmental Authority; (v) any prohibition, limitation, interruption, cessation, restriction or prevention of Tenant’s use, occupancy or enjoyment of the Leased Premises; (vi) Tenant’s acquisition of ownership of any of the Leased Premises other than pursuant to an express provision of this Lease; (vii) any failure of the Leased Premises to comply with any Laws or Legal Requirements; (viii) any latent or other defect in any of the Leased Premises; (ix) any interference with Tenant’s use of the Leased Premises by parties other than Landlord; (x) any eviction by paramount title or otherwise; (xi) the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution or winding-up of, or other proceeding affecting Landlord; (xii) the exercise of any remedy, including foreclosure, under any Mortgage; (xiii) construction or renovation of the Leased Premises; (xiv) market or economic changes; or (xv) any other cause, whether similar or dissimilar to the foregoing, any present or future Law to the contrary notwithstanding. The obligations of Tenant hereunder shall be separate and independent covenants and agreements, all Monetary Obligations shall continue to be payable in all events, and the obligations of Tenant hereunder shall continue unaffected unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease. All Rent payable by Tenant hereunder shall constitute “rent” for all purposes, including Section 502(b)(6) of the Bankruptcy Code. Except as otherwise expressly provided in this Lease, Tenant shall have no right and hereby waives all rights which it may have under any Law to quit, terminate or surrender this Lease or any of the Leased Premises, or to any set-off, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense of any Monetary Obligations.

(b)Landlord and Tenant agree that this Lease constitutes a true lease and does not represent a financing arrangement. Landlord holds fee simple absolute title to the Leased Premises, and such title was not acquired or intended to be held as any type of mortgage or security interest. Landlord and Tenant each stipulate and agree that nothing contained in this Lease creates or is intended to create a joint venture, partnership (either de jure or de facto), equitable mortgage, trust, financing device or arrangement, security interest or the like. Landlord and Tenant covenant and agree that they will not assert that this Lease is anything but a true lease and waive any claim or defense based upon the characterization of this Lease as anything other than a true lease. In addition, so long as the substantive terms of this Lease remain unchanged, Landlord shall, at Tenant’s sole cost and expense (including reasonable attorneys’ fees), cooperate with any reasonable request made by Tenant to amend this Lease, to the extent such amendment is necessary for this Lease to be treated as an operating lease under generally accepted accounting principles.

8.Payment of Impositions.

(a)Tenant shall pay directly to the collecting authority, or otherwise discharge, prior to delinquency, all Impositions arising, used or consumed prior to or during the Term. Tenant shall make its own arrangements for all utilities and Landlord will have no obligation to furnish any utilities to the Leased Premises. If any Imposition may be paid in installments without interest or penalty, Tenant shall have the option to pay such Imposition in installments so long as each installment is timely paid and Landlord receives evidence of each such payment.

(b)Tenant shall prepare and file all tax reports required by Governmental Authorities that relate to the Impositions; provided, however, to the extent information is needed from Landlord to prepare and file such reports, Landlord agrees to reasonably cooperate (at no cost to Landlord) to provide such information to Tenant in a timely manner. Tenant shall deliver to Landlord: (i) copies of all settlements and notices pertaining to the Impositions which may be issued by any Governmental Authority within ten (10) days after Tenant’s receipt thereof; and (ii) receipts (if any) for payment of all taxes and any other Impositions required to be paid by Tenant hereunder within ten (10) days after written request of Landlord; provided, however, that the provisions of this sentence shall not require Tenant to pay any Impositions earlier than is required by Section 8(a) above. Landlord agrees to reasonably cooperate with Tenant (at no cost to Landlord) to enable Tenant to receive tax bills directly. However, in the event that the applicable taxing authority will not agree to, or shall fail to, bill Tenant directly for any Impositions, then Landlord shall provide, to the extent actually received by Landlord (with knowledge that Tenant has not also received a copy of such bill) and not otherwise publicly available to Tenant, such bills promptly to Tenant.

(c)Tenant has obtained economic incentives from various Governmental Authorities in order to induce Tenant to contribute to the economic development of the counties, cities and states, as applicable, in which the Leased Premises are located by locating or maintaining certain operations at the Leased Premises (collectively, the “Incentives”). Landlord agrees that it will execute such documents as may be reasonably be required by an applicable Governmental Authority and otherwise reasonably cooperate with Tenant’s efforts to retain and obtain the benefit of the Incentives provided that the Incentives do not impose unreasonable costs, obligations, burdens or liabilities on Landlord or the Leased Premises. In the event Tenant seeks new or additional Incentives throughout the Term of this Lease, Landlord agrees to reasonably cooperate with Tenant in connection therewith provided such new or additional Incentives do not impose unreasonable costs, obligations, burdens or liabilities on Landlord or the Leased Premises. It is understood and agreed that all costs and expenses payable by either Landlord or Tenant in connection with the Incentives shall be the sole obligation of Tenant. Tenant shall be fully responsible for all payment and performance obligations imposed upon Landlord or any of the Leased Premises related to the Incentives. Tenant agrees to indemnify and hold Landlord harmless from and against all liabilities and costs related to the Incentives. Any and all Incentives shall inure solely to the benefit of Tenant. Without limiting the foregoing, to the extent that Tenant has obtained Incentives in the form of a right to share in incremental tax revenues generated from the development or operation of the Leased Premises during the Term, then, subject to Landlord’s rights and remedies under Section 24 of this Lease, Landlord shall not interfere with Tenant’s ability to receive the full amount of such Incentives directly from the applicable Governmental Authority.

9.Permitted Contests. Tenant, upon prior written notice to Landlord and at Tenant’s sole cost and expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any licensure or certification decision, Imposition, Legal Requirement, Insurance Requirement, any requirement under any Permitted Encumbrance, any action required to be taken by Tenant under Section 12(f) of this Lease or any lien, attachment, levy, encumbrance, charge or claim; provided, however, that (a) in the case of an unpaid Imposition, lien, attachment, levy, encumbrance, charge, or claim, the commencement and continuation of such proceedings shall suspend the collection thereof from Landlord and from the applicable Location, (b) neither the applicable Location nor any Rent nor any part thereof or interest therein would be reasonably likely to be in danger of being sold, forfeited, attached or lost pending the outcome of such proceedings and no interference with the use or occupancy of any Location is reasonably likely to occur, (c) in the case of a Legal Requirement, neither Landlord nor Tenant would be in any danger of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings; (d) in the case of the contest of an Insurance Requirement, the coverage required by Section 17 shall be maintained and would not be in danger of cancellation, material reduction of coverage or material increase in premium amount; and (e) if such contest is resolved against Landlord or Tenant, Tenant shall pay to the appropriate payee the amount required to be paid, together with all interest and penalties accrued thereon, and otherwise comply with the applicable Legal Requirement, Insurance Requirement or other provision of this Lease. Landlord, at Tenant’s sole cost and expense, shall execute and deliver to Tenant such authorizations and other documents as may reasonably be required in any such contest, and, if reasonably requested by Tenant or if Landlord so desires, shall join as a party therein. The provisions of this Section 9 shall not be construed to permit Tenant to contest the payment of Rent or any other Monetary Obligations. Tenant shall indemnify, defend, protect and hold harmless Landlord from and against any Losses of any kind that may be imposed upon Landlord in connection with any such contest and any Losses resulting therefrom and the provisions of this Section 9 shall survive the termination or expiration of this Lease. If and to the extent required by the applicable Governmental Authority, Tenant shall post a bond or take other steps acceptable to such Governmental Authority that stays enforcement of the applicable noncompliance. Each such contest shall be promptly and diligently prosecuted by Tenant to a final conclusion, except that Tenant, so long as the conditions of this Section 9 are at all times complied with, has the right to bond around, attempt to settle or compromise such contest through negotiations. Tenant shall pay any and all Losses and Costs in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest and Costs thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof. No such contest shall subject Landlord to the risk of any civil or criminal liability. Following any contest of Impositions, any rebate applicable to any portion of the Term (or any period preceding the Term) shall belong to Tenant.

10.Compliance with Laws, Permitted Encumbrances and Easement Agreements.

(a)Tenant shall, at its sole cost and expense, promptly and faithfully comply in all material respects with and conform to, and cause the Leased Premises and any other Person occupying any part of the Leased Premises to comply in all material respects with and conform to, all Insurance Requirements and Legal Requirements. Tenant, at its sole cost and expense, shall at all times promptly and faithfully abide by, discharge and perform in all material respects all of the covenants, conditions, restrictions and agreements contained in any Permitted Encumbrance or Easement Agreement on the part of Landlord or the occupier of the Leased Premises to be kept and performed thereunder. Tenant will not alter, modify, amend or terminate any Permitted Encumbrance, give any consent, approval or waiver thereunder, or enter into any new Easement Agreement or other agreement affecting or encumbering the Leased Premises or imposing restrictions or obligations upon any part of the Leased Premises without, in each case, the prior written consent of Landlord, which consent shall not be unreasonably withheld.

(b)From and after the Commencement Date, Landlord covenants that so long as no Event of Default has occurred and is continuing and unless otherwise required by Legal Requirements, it shall not enter into or record any new Easement Agreement or otherwise modify, alter or amend any existing Easement Agreement, without Tenant’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. In the event Tenant fails to grant such consent within fifteen (15) business days after Landlord has sent a copy of any such Easement

Agreement (or modification, alteration or amendment, as applicable) to Tenant, Tenant shall be deemed to have consented thereto.

(c)Upon written request by Tenant, Landlord agrees to grant easements with respect to the Leased Premises as may be reasonably requested from time to time by the applicable utility providers provided that any such easements are acceptable to Landlord, in Landlord’s commercially reasonable discretion. Landlord shall cooperate with Tenant, at no cost or expense to Landlord, in placing of record or amending, modifying, or terminating any Easement Agreement reasonably requested by Tenant and reasonably acceptable to Landlord.

11.Environmental Covenants and Compliance.

(a)Tenant hereby covenants with Landlord that Tenant shall: (i) comply in all material respects with the Environmental Laws applicable to the Leased Premises, Tenant’s Property or the use, operation or other activity on, about or related to any of the Leased Premises; (ii) not at any time cause, permit or suffer to occur any Environmental Violation, or permit any subtenant, assignee or other Person using or occupying any of the Leased Premises under or through Tenant to cause, permit or suffer to occur any Environmental Violation; (iii) not use any Location for the storage, handling, transfer, treatment, recycling, transportation, processing, production, refinement or disposal of Hazardous Substances (except as necessary and appropriate for the operation of each Location as a Permitted Facility in which case the use, storage or disposal of such Hazardous Substances shall be performed in material compliance with applicable Environmental Laws); (iv) not install, remove or permit the installation or removal of at any Location any underground storage tanks or surface impoundments; (v) not install or permit the installation at any Location of asbestos or any asbestos-containing materials in any form that is or could be friable; (vi) cause any Alterations of the Leased Premises to be done in a way which complies with applicable Laws relating to exposure of persons working on or visiting the Leased Premises to Hazardous Substances and, in connection with any such Alteration, will remove any Hazardous Substances present upon such altered portion of the Leased Premises which are not in compliance with applicable Environmental Laws or which present a danger to persons working on or visiting the Leased Premises; and (vii) provide Landlord with information reasonably requested by Landlord concerning the types and quantities of Hazardous Substances used at any Location, regardless of whether there is an Environmental Violation.

(b)Tenant hereby covenants with Landlord that Tenant shall notify Landlord promptly after becoming aware of: (i) the commencement and completion of any Remedial Action; (ii) any Environmental Violation or Hazardous Condition or alleged Environmental Violation or Hazardous Condition; (iii) any proceeding or investigation commenced or threatened by any Governmental Authority with respect to a Release, threatened Release, the presence of any Hazardous Condition or the presence of any Hazardous Substance affecting the Leased Premises or other potential environmental problem or liability in, under, from or migrating towards any Location; (iv) other governmental or regulatory actions (excluding routine actions such as permit renewals) instituted, completed or threatened pursuant to any Environmental Laws affecting any Location; (v) any claim made or threatened by any third person against Tenant, or any Location relating in any way to a Hazardous Substance or potential Environmental Violation or Hazardous Condition; (vi) Tenant’s noncompliance with any of the covenants contained in this Section 11, and Tenant shall forward to Landlord promptly upon receipt thereof copies of all orders, reports, notices, Permits, applications or other communications relating to any such violation or noncompliance; (vii) any lien, action or notice affecting the Leased Premises, Tenant or Landlord resulting from any Environmental Violation or alleged Environmental Violation or any proceeding or investigation commenced or threatened by any Governmental Authority against Tenant or Landlord with respect to the presence, suspected presence, Release or threatened Release of Hazardous Substances from any Location; or (viii) the discovery of any occurrence, condition or state of facts with respect to the Leased Premises or written notice received by Tenant of any occurrence or condition on any real property adjoining or in the vicinity of the Leased Premises, which reasonably could be expected to lead to any Location or any portion thereof being in violation of any Environmental Laws or subject to any restriction on ownership, occupancy, transferability or use under any Environmental Laws.

(c)If, at any time during the Term, Hazardous Substances are found in, on or under any Location in violation of Environmental Laws originating from a source off such Location, then Tenant shall, promptly upon acquiring knowledge of same, notify all responsible third parties and Governmental Authorities in accordance with Legal Requirements, and Tenant shall diligently prosecute to completion all Remedial Action required by Environmental Laws by such third parties, including, without limitation, undertaking legal action, if necessary, to enforce the performance of the obligations of such third parties. If, at any time during the Term, Hazardous Substances are found in, on or under any Location that are in violation of applicable Environmental Laws and are either caused by Tenant or arose prior to the date of this Lease, then Tenant shall, at Tenant’s sole cost and expense, promptly commence and diligently prosecute to completion all Remedial Action required by Environmental Laws, and in compliance with Environmental Laws. In no event will Landlord be required to accept any institutional control (such as a deed restriction) that restricts the permitted use of any Location or any real property as a condition to any plans to be approved by any Governmental Authority in connection with such Remedial Action. If the Leased Premises, or any portion thereof, are subject to existing contamination that is the being remediated and/or monitored, Tenant assumes full responsibility for the continuation and completion of such remediation and/or monitoring in compliance with all applicable Legal Requirements including, without limitation, all Environmental Laws, all at Tenant’s sole cost and expense, and shall indemnify and hold Landlord harmless from any and all costs and liabilities associated therewith.

(d)TENANT WILL BE SOLELY RESPONSIBLE FOR AND WILL DEFEND, REIMBURSE, INDEMNIFY AND HOLD THE INDEMNIFIED PARTIES HARMLESS FROM AND AGAINST ALL LOSSES, DEMANDS, CLAIMS, ACTIONS, CAUSES OF ACTION, ASSESSMENTS, DAMAGES, LIABILITIES, INVESTIGATIONS, WRITTEN NOTICES AND COSTS AND EXPENSES OF ANY KIND (INCLUDING WITHOUT LIMITATION, REASONABLE EXPENSES OF INVESTIGATION BY ENGINEERS, ENVIRONMENTAL CONSULTANTS AND SIMILAR TECHNICAL PERSONNEL AND REASONABLE FEES AND DISBURSEMENTS OF COUNSEL), WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN ARISING OUT OF, IN RESPECT OF OR IN CONNECTION WITH (i) THE OCCURRENCE OF ANY ACTIVITY REGULATED BY A GOVERNMENTAL AUTHORITY AT, ON OR UNDER THE LEASED PREMISES AT ANY TIME DURING OR PRIOR TO THE TERM OF THIS LEASE, (ii) ANY REMEDIAL ACTION REQUIRED TO BE PERFORMED WITH RESPECT TO ANY OF THE LEASED PREMISES PURSUANT TO ANY ENVIRONMENTAL LAW OR THE TERMS HEREOF WITH RESPECT TO MATTERS ARISING OR OCCURRING PRIOR TO OR DURING THE TERM, (iii) ANY ENVIRONMENTAL VIOLATION OR HAZARDOUS CONDITION WITH RESPECT TO ANY LOCATION, (iv) TENANT’S USE OF, OR ANY RELEASE OF, A HAZARDOUS SUBSTANCE IN, ON, UNDER, ABOUT OR FROM ANY PART OF ANY LOCATION; (v) ANY VIOLATION BY TENANT OF ANY ENVIRONMENTAL LAW APPLICABLE TO ANY LOCATION; AND (vi) ANY OTHER VIOLATION OR BREACH BY TENANT OF ITS REPRESENTATIONS, WARRANTIES, COVENANTS OR OBLIGATIONS IN THIS SECTION 11.

(e)In the event Landlord or Lender has reasonable grounds to believe that Hazardous Substances are or have been released, stored or disposed of on or around any Location in violation of Environmental Laws or that any Location may be in violation of Environmental Laws, upon Landlord’s request, Tenant shall provide, at Tenant’s sole cost and expense, an inspection or audit of the Leased Premises prepared by a hydrogeologist or environmental engineer or other appropriate consultant reasonably approved by Landlord and Lender indicating the presence or absence of the suspected Hazardous Substances in, on or under the subject Location. If Tenant fails to provide such inspection or audit within sixty (60) days after such request, Landlord may order the same, and Tenant hereby grants to Landlord and Lender and their respective employees and agents access to the subject Location upon reasonable notice and a license to undertake such inspection or audit. The cost of such inspection or audit will be immediately paid by Tenant within ten (10) business days after Landlord’s demand therefor.

(f)The indemnity obligations of Tenant and the rights and remedies of Landlord under this Section 11 will survive the expiration of the Term or the earlier termination of this Lease.

12.Maintenance and Repair.

(a)Tenant shall at all times, keep and maintain the Leased Premises (including, without limitation, the roof, landscaping, parking areas, interior walls, exterior walls, subflooring, bearings, footings, foundations, other structural components of the Leased Premises, and all utility, mechanical, gas, electrical, plumbing, sanitary, communication, heating, ventilation, air conditioning and other systems serving the Leased Premises) in good condition, repair and appearance, and shall promptly make all repairs and replacements (substantially equivalent in quality and workmanship to the original work) of every kind and nature, whether foreseen or unforeseen, which may be required to be made upon or in connection with any of the Leased Premises in order to keep and maintain the Leased Premises in good condition and repair and in compliance in all material respects with all Legal Requirements.

(b)Tenant shall do or cause others to do all shoring of the Leased Premises or of foundations and walls of the Improvements and every other act reasonably necessary or appropriate for preservation and safety thereof, by reason of or in connection with any excavation or other building operation upon any of the Leased Premises or Adjoining Property, whether or not Landlord, by reason of any Legal Requirements or Insurance Requirements, is required to take such action or is liable for failure to do so. Landlord will not be required to make any repair, whether foreseen or unforeseen, or to maintain any of the Leased Premises or Adjoining Property in any way, and Tenant hereby expressly waives the right to make repairs at the expense of Landlord, which right may otherwise be provided for in any law now or hereafter in effect. Tenant shall, in all events, promptly make all repairs for which it is responsible hereunder, and all repairs will be in a good, proper and workmanlike manner.

(c)Tenant shall from time-to-time replace with other similar operational equipment or parts any of the mechanical systems or other equipment included in the Improvements and required for the operation of the Leased Premises (but not including the Tenant’s Property) which become worn out, obsolete or unusable for the purpose for which it is intended, been taken by Condemnation, or been lost, stolen, damaged or destroyed. Tenant shall repair at its sole cost and expense all damage to the Leased Premises caused by the removal of equipment or any other personal property of Tenant at any time, including upon expiration or earlier termination of this Lease.

(d)Landlord, its contractors, subcontractors, servants, employees and agents, will have the right to enter upon the Leased Premises with reasonable prior notice (except in the event of an emergency, in which case no notice will be required) and without undue interference with Tenant’s business operation to inspect same to ensure that all parts of the Leased Premises are maintained in the repair and condition required hereunder, and Tenant will not be entitled to any abatement or reduction in rent by reason thereof. Landlord will not be required to maintain, repair or rebuild all or any part of the Leased Premises. Tenant waives the right to require Landlord to maintain, repair or rebuild all or any part of the Leased Premises or make repairs at the expense of Landlord pursuant to any Legal Requirements, agreement, contract, covenant, condition or restrictions at any time.

(e)If Tenant is in default under any of the provisions of this Section 12, then Landlord may, after thirty (30) days’ notice to Tenant and failure of Tenant to commence to cure during said period or to diligently prosecute such cure to completion once begun, but immediately upon notice in the event of an emergency (that is, imminent danger of injury to persons or property), do whatever is necessary to cure such default as may be reasonable under the circumstances for the account of and at the expense of Tenant. In the event of an emergency, before Landlord may avail itself of its rights under this subsection, Landlord must notify Tenant and any designated on-site manager identified by Tenant of the situation by phone or other available communication. All actual and reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) so incurred by Landlord will constitute Additional Rent payable by Tenant under this Lease and will be paid by Tenant to Landlord within ten (10) business days after Landlord’s demand. The foregoing provisions will in no way reduce or lessen Tenant’s responsibilities and liabilities under this Lease pertaining to the maintenance and repair of the Leased Premises.

(f)Without limiting any other provision of this Lease, if (X) any Improvement now existing or hereafter constructed by or on behalf of Tenant (i) encroaches upon any setback or any property, street or right-of-way adjoining any Location; (ii) violates the provisions of any Easement Agreement, or zoning Laws affecting any Location; (iii) hinders or obstructs any Easement Agreement to which any Location is subject; or (iv) impairs the rights of others in, to or under any of the foregoing, and (Y) a Governmental Authority, adjacent landowner or other third party (other than Landlord) that makes a written claim, demand, or commences or threatens legal proceedings seeking the removal or elimination of such encroachment or violation or seeking some other remedy at law or in equity affecting Landlord, Tenant, any Lease Guarantor, this Lease or any Location, then subject to Tenant’s right to contest under Section 9 above, Tenant shall either (A) obtain from all necessary parties waivers, variances or settlements of all claims, liabilities and damages resulting from each such encroachment, violation, hindrance, obstruction or impairment, whether the same shall affect Landlord, Tenant or both, or (B) take such action as shall be necessary to remove all such encroachments, hindrances or obstructions and to end all such violations or impairments, including, if necessary, making Alterations. This Section 12(f) shall survive the expiration, termination, or rejection in bankruptcy of the Lease; provided, however, Tenant shall have no obligation under this Section 12(f) after the expiration or earlier termination of this Lease with respect to the condition of any Improvement that existed on the Commencement Date.

(g)Tenant acknowledges that it has received and accepts the Leased Premises in the condition disclosed by those certain Property Condition Reports listed on Schedule 3 attached hereto.

(h)To the extent assignable and permitted under applicable Laws, Landlord hereby conditionally assigns, without recourse or warranty whatsoever, to Tenant, all warranties, guaranties and indemnities, if any, express or implied, and similar rights which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of any of the Leased Premises, including, but not limited to, any rights and remedies existing under contract or pursuant to the Uniform Commercial Code (collectively, the “guaranties”). Such assignment shall remain in effect during the Term until expiration or earlier termination of this Lease. Landlord shall also retain the right to enforce any guaranties so assigned in the name of Tenant upon the occurrence of an Event of Default hereunder. Landlord hereby agrees to execute and deliver, at Tenant’s sole cost and expense, such further documents as Tenant may reasonably request (and which in the good faith judgment of Landlord, do not adversely affect Landlord’s interest in any of the guaranties), in order that Tenant may have the full benefit of the assignment effected or intended to be effected by this Section 12(h). Upon the expiration or termination of this Lease, the guaranties shall automatically revert to Landlord. The foregoing provision of reversion shall be self-operative and no further instrument of reassignment shall be required. In confirmation of such reassignment, Tenant shall execute and deliver promptly any certificate or other instrument that Landlord may request at Tenant’s sole cost and expense. Any monies collected by Tenant under any of the guaranties shall be used to effect the replacement or repair with respect to which such monies were claimed.

13.Alterations, Replacements and Additions.

(a)Tenant may make any Alteration that is not a Structural Alteration without the prior written consent of Landlord, provided that: (i) the estimated cost of any such Alteration (or series of related Alterations) does not exceed $250,000; (ii) Tenant agrees to provide as-built plans and specifications or record drawings to Landlord upon completion to the extent required by applicable Legal Requirements, this Lease or otherwise obtained by Tenant in making any such Alteration; (iii) no Event of Default exists; and (iv) the Alteration (or series of related Alterations) would not result in a material diminution in the value of any Location.

(b)Landlord’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed) is required, in each instance, for any Alteration (or series of related Alterations) that is a Structural Alteration or is not a Structural Alteration but does not satisfy requirements (i)-(iv), inclusive, in Section 13(a) (each a “Consent Required Alteration”). All Consent Required Alterations must be performed under the supervision of a licensed architect or engineer in accordance with detailed plans and specifications that are submitted to Landlord at the time Landlord’s consent is sought.

(c)All Alterations made by Tenant shall (i) be performed in a good and workmanlike manner and expeditiously completed in compliance in all material respects with all Legal Requirements; and (ii) comply in all material respects with all Insurance Requirements; and (iii) (except for Tenant’s Property) be the property of Landlord and subject to this Lease. Tenant shall: (A) procure and pay for all Permits and licenses required in connection with any Alteration; (B) promptly pay all costs and expenses of any Alteration and must discharge (by payment, bonding or otherwise) all liens filed against the Leased Premises arising out of the same; and (C) execute and deliver to Landlord any document reasonably requested by Landlord evidencing the assignment to Landlord of all estate, right, title and interest (other than the leasehold estate created hereby) of Tenant or any other Person in or to any Alteration (other than Tenant’s Property). In addition, Tenant shall not construct upon the Land any additional buildings without having first obtained the prior written consent of Landlord, in each instance.

(d)As of the Commencement Date, Tenant desires to perform the New Line Work with respect to the Ohio Location. Landlord hereby grants permission, at Tenant’s option to complete, to Tenant’s performance of the New Line Work subject to and in accordance with the terms of this Lease.

14.Liens. Subject to Tenant’s right to contest in accordance with Section 9 of this Lease, Tenant shall not, directly or indirectly, create or permit to be created or to remain and shall promptly discharge, bond over or remove any lien, levy, encumbrance or security interest on any of the Leased Premises or on any Rent or any other sums payable by Tenant under this Lease, other than any Mortgage, the Permitted Encumbrances, any Leasehold Mortgage in favor of a Qualified Leasehold Mortgagee in (subject to and in accordance with Section 45 of this Lease, including, without limitation, the requirement that any such Leasehold Mortgage not encumber Landlord’s interest in any of the Leased Premises), and any mortgage, lien, encumbrance or other charge created by or resulting solely from any act or omission of Landlord. NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT OR TO ANYONE HOLDING OR OCCUPYING ANY OF THE LEASED PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS’ OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN AND TO ANY OF THE LEASED PREMISES. LANDLORD MAY AT ANY TIME, AND AT LANDLORD’S REQUEST TENANT SHALL PROMPTLY, POST ANY NOTICES ON THE LEASED PREMISES REGARDING SUCH NONLIABILITY OF LANDLORD. ADDITIONALLY, LANDLORD SHALL HAVE THE RIGHT TO RECORD A NOTICE OF NON-RESPONSIBILITY (OR SUCH OTHER SIMILAR DOCUMENT) IN THE OFFICIAL RECORDS OF THE COUNTY WHERE THE LEASED PREMISES ARE LOCATED, REGARDING LANDLORD’S NON-LIABILITY FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT OR TO ANYONE HOLDING OR OCCUPYING ANY OF THE LEASED PREMISES THROUGH OR UNDER TENANT.

15.Indemnification. Except for the gross negligence or willful misconduct of any Indemnified Party, Tenant shall pay, protect, indemnify, defend, save and hold harmless each and every Indemnified Party from and against any and all Losses and Costs, howsoever caused, without regard to the form of action and whether based on strict liability, negligence or any other theory of recovery at law or in equity, arising from any matter pertaining to: (a) the use, non-use, occupancy, ownership, operation, condition, design, construction, alteration, improvement, maintenance, repair or restoration of the Leased Premises or any part thereof; (b) any casualty in any manner at or about the Leased Premises, whether or not any Indemnified Party has or should have knowledge or notice of any defect or condition causing or contributing to such casualty; (c) any violation, default or breach by Tenant of any provision or covenant of this Lease, any contract or agreement to which Tenant is a party, any Legal Requirement or any Permitted Encumbrance, Easement Agreement, or other encumbrance consented to by Tenant; (d) any alleged, threatened or actual Hazardous Condition or Environmental Violation; (e) any act or omission of Tenant or its agents, contractors, licensees, subtenants or invitees; (f) injury to or death of any person, or damage to or loss of property, on or about any of the Leased Premises, (g) a contest of any Imposition; or (h) liens against the Leased Premises in violation of this Lease. In case any action or proceeding is brought against any of the Indemnified Parties by reason of any such Loss, Tenant covenants upon notice from Landlord or Lender to defend the Indemnified Parties in such action, with the expenses of such defense paid by Tenant, and the Indemnified Parties will cooperate and assist in the defense of such action or proceeding at no cost to the Indemnified Parties if reasonably requested so to do by Tenant. TENANT UNDERSTANDS AND AGREES THAT THE FOREGOING INDEMNIFICATION OBLIGATIONS OF TENANT ARE EXPRESSLY INTENDED TO AND SHALL INURE TO THE BENEFIT OF THE INDEMNIFIED PARTIES EVEN IF SOME OR ALL OF THE MATTERS FOR WHICH SUCH INDEMNIFICATION IS PROVIDED ARE CAUSED OR ALLEGED TO HAVE BEEN CAUSED BY THE SOLE, SIMPLE, JOINT OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES, BUT NOT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY OF THE INDEMNIFIED PARTIES. In case any action or proceeding is brought against any Indemnified Party by reason of any such Loss: (A) Tenant may, except in the event of a conflict of interest or a dispute between Tenant and any such Indemnified Party or during the continuance of an Event of Default, retain its counsel on behalf of Tenant and such Indemnified Party to defend such action (it being understood that Landlord may employ counsel of its choice to monitor the defense of any such action, at Tenant’s cost and expense); and (B) such Indemnified Party shall notify Tenant to resist or defend such action or proceeding by retaining counsel reasonably satisfactory to such Indemnified Party, and such Indemnified

Party will cooperate and assist in the defense of such action or proceeding if reasonably requested so to do by Tenant. In the event of a conflict of interest or dispute or during the continuance of an Event of Default, Landlord shall have the right to select counsel, and the reasonable cost of such counsel shall be paid by Tenant. For the purposes of this Section 15, the term “gross negligence” shall not include gross negligence imputed as a matter of law to any Indemnified Party solely by reason of Landlord’s interest in the Leased Premises or Landlord’s failure to act in respect of matters which are or were the obligation of Tenant under this Lease. All obligations of Tenant under this Section 15 shall survive any termination, expiration or rejection in bankruptcy of this Lease.

16.Release. Tenant releases all Indemnified Parties and agrees that no Indemnified Party shall be liable, under any circumstances (except in the event of, and then only to the extent directly attributable to, an Indemnified Party’s gross negligence or willful misconduct), for any loss, injury, death or damage to person or property (including but not limited to the business or any loss of income or profit therefrom) of Tenant, Tenant’s members, officers, directors, shareholders, agents, employees, contractors, customers, invitees or any other person in or about the Leased Premises, whether the same are caused by: (a) fire, explosion, falling plaster, steam, dampness, mold, electricity, gas, water, rain or other act of God; (b) breakage, leakage or other defects of sprinklers, wires, appliances, plumbing fixtures, water or gas pipes, roof, air conditioning, lighting fixtures, street improvements, or subsurface improvements; (c) theft, acts of God, acts of the public enemy, riot, strike, insurrection, war, terrorism, power failures, blackouts, energy or power shortages, court order, requisition or order of governmental body or authority; (d) any act or omission of any other occupant of the Leased Premises or any other party; (e) operations in construction of any private, public or quasi-public work; or (f) any other cause, including damage or injury which arises from the condition of the Leased Premises, from occupants of adjacent property, from the public, or from any other sources or places, and regardless of whether the cause of such damage or injury or the means of repairing the same are inaccessible to Tenant, or which may arise through repair, alteration, improvement or maintenance of any part of the Leased Premises or failure to make any such repair, from any condition or defect in, on or about the Leased Premises including any Environmental Violation, Hazardous Condition, or the presence of any mold or any Hazardous Substance, or from any other condition or cause whatsoever. For the purposes of this Section 16, the term “gross negligence” shall not include gross negligence imputed as a matter of law to any Indemnified Party solely by reason of Landlord’s interest in the Leased Premises or Landlord’s failure to act in respect of matters which are or were the obligation of Tenant under this Lease. The terms of this Section 16 shall survive any termination, expiration or rejection in bankruptcy of this Lease.

17.Insurance.

(a)Tenant shall obtain and maintain in full force and effect at all times during the Term the following insurance on or in connection with the Leased Premises:

(i)Insurance (on an occurrence basis) against loss, damage or destruction to the Leased Premises caused by any peril covered by “Causes of Loss - Special Form” policy of insurance, including, without limitation, coverage by endorsement for water damage, flood insurance (if any of the Leased Premises is in a Special Flood Hazard Area), earthquake insurance (if any of the Leased Premises is in an earthquake zone) and other risks which at the time are included under “extended coverage” endorsements, at least as broad as ISO form CP 1030 (or its current equivalent), without any exclusions other than standard printed exclusions and other exclusions acceptable to Landlord, in Landlord’s commercially reasonable discretion. The policy or policies for such insurance shall provide for loss payable to Landlord or its Lender (if Lender’s name and address have been provided to Tenant), with deductibles of not more than $500,000 per occurrence and with all co-insurance provisions waived. The amount of the insurance required by this Section 17(a)(i) shall be in an amount not less than the actual replacement cost of the Improvements (replacement cost new, including coverage for the cost of debris removal and coverage for the cost of complying with building, zoning, safety, land use and other Laws as a result of any Casualty or loss) as to prevent application of co-insurance provisions.

(ii)Business income/rental value insurance at limits sufficient to cover one hundred percent (100%) of the annual Rent payable to Landlord with a period of indemnity not less than one (1) year from time of loss.

(iii)If any boilers or other pressure vessels or systems are installed in the Buildings, boiler and machinery insurance in an amount equal to the full replacement value thereof.

(iv)Insurance (on an occurrence basis) against loss, damage or destruction to Tenant’s Property caused by any peril covered by “Causes of Loss - Special Form” policy of insurance. The amount of the insurance required by this Section 17(a)(iv) shall be in commercially reasonable amounts, as determined by Tenant.

(v)Commercial General Liability insurance and/or umbrella liability insurance (on an occurrence basis) providing coverage at least as broad as ISO form CG 00 01 12 07 (or its current equivalent), against claims for bodily injury, death or property damage occurring on, in or about the Leased Premises in the minimum amounts of $5,000,000 for bodily injury or death to any one person, $5,000,000 for any one accident and $5,000,000 for property damage to others or in such greater amounts as are then customary for property similar in use to the Leased Premises, with deletions of contractual liability exclusions with respect to personal injury and with defense to be provided as an additional benefit and not within the limits of liability and with deductibles of not more than $250,000 per occurrence.

(vi)Worker’s compensation insurance in amounts necessary to comply with applicable Legal Requirements, covering all persons employed by Tenant in connection with any work done on or about any of the Leased Premises for which claims for death, disease or bodily injury may be asserted against Landlord, Tenant or any of the Leased Premises or, in lieu of such Worker’s Compensation Insurance, a program of self-insurance or a non-subscriber system complying with all applicable Legal Requirements.

(vii)During any period in which substantial Alterations at the Leased Premises are being undertaken, builder’s risk insurance covering the total completed value including any “soft costs” with respect to the Improvements being altered or repaired (on a completed value, non‑reporting basis), replacement cost of work performed and equipment, supplies and materials furnished in connection with such construction or repair of such Improvements or Tenant’s Property, together with such “soft cost” endorsements and such other endorsements as Landlord may reasonably require and general liability, worker’s compensation and automobile liability insurance with respect to the Improvements being constructed, altered or repaired.

(viii)Automobile Liability Insurance not less than $1,000,000.00 per occurrence covering all owned and non-owned vehicles.

(ix)Such other insurance (or other terms with respect to any insurance required pursuant to this Section 17(a), including without limitation, amounts of coverage, deductibles, and form of mortgagee clause) as Landlord may reasonably require, which at the time is usual and commonly obtained in connection with properties similar in type of building size, use and location of the Leased Premises; provided, however, this clause (ix) shall not be invoked by Landlord no more than once every five (5) years during the Term.

(b)Tenant agrees that all insurance that Tenant is required to carry pursuant to this Section 17 will be written by companies authorized to do business in the state in which any Location is located and carrying a claims paying ability of at least A:XII by A.M. Best or A by Standard and Poor’s, as applicable. The insurance required under Section 17(a)(i), (ii), (iii), (v), (vii), (viii) and (ix) will name Landlord and Lender (if Lender’s name and address have been provided to Tenant) as an additional insured as their respective interests may appear. Tenant agrees that the insurance required under Sections 17(a)(i), (ii), (iii) and (vii) shall bear a loss payee endorsement in favor of Landlord or, at Landlord’s request, a mortgagee endorsement in favor of Lender under any Mortgage, and any loss under any such policy will be payable to Landlord or Lender, as applicable, to be held and applied by Landlord or Lender toward restoration pursuant to provisions and procedures of this Lease, and contain an ordinance or law coverage endorsement. Every policy referred to in Section 17(a) will provide that any loss otherwise payable thereunder will be payable notwithstanding: (i) any act or omission of Landlord or Tenant which might, absent such provision, result in a forfeiture of all or a part of such insurance payment; (ii) the occupation or use of any of the Leased Premises for purposes more hazardous than those permitted by the provisions of such policy; (iii) any foreclosure or other action or proceeding taken by Lender pursuant to any provision of any Loan document with Lender or other document evidencing or securing the Loan upon the happening of an event of default therein; or (iv) any change in title to or ownership of any of the Leased Premises.

(c)Tenant shall promptly comply with and conform to all Insurance Requirements in all material respects. If any insurance required to be maintained by Tenant under this Lease will expire, be withdrawn, become void or voidable, for any reason, including a breach of any condition thereof by Tenant or the failure or impairment of the capital of any insurer, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord. All insurance required to be maintained by Tenant under this Lease shall be primary to, and non-contributing with respect to, any insurance maintained by Landlord. Tenant shall pay as they become due all premiums and costs, including losses falling within deductibles, for the insurance required by this Section 17, shall renew or replace each policy and deliver to Landlord evidence of the payment of the full premium therefor or installment then due at least ten (10) days prior to the expiration date of such policy. Prior to the Commencement Date, and upon each renewal or replacement of such insurance, Tenant shall deliver to Landlord binding certificates of insurance in form of ACORD 28 (Evidence of Property Insurance) and ACORD 25 (Certificate of Liability Insurance) evidencing all insurance coverages required to be maintained by Tenant hereunder, together with an endorsement(s) adding Landlord and Lender (if Lender’s name and address have been provided to Tenant) as additional insureds and loss payees, as appropriate, as their respective interests mays appear, and such certificates shall confirm that Tenant has obtained all insurance required hereunder. Upon request by Landlord, Tenant shall promptly forward to Landlord copies of all original policies and endorsements.

(d)Any insurance which Tenant is required to obtain pursuant to this Lease may be carried under a “blanket” or umbrella/excess liability policy or policies covering other properties or liabilities of Tenant, provided that such “blanket” or umbrella/excess liability policy or policies otherwise comply with the provisions of this Section 17 and provided further that Tenant shall provide to Landlord a statement of values annually, amended as necessary based on replacement cost valuations. A certificate of insurance for each such “blanket” or umbrella/excess liability policy shall promptly be delivered to Landlord. Tenant will not carry separate insurance concurrent in form or contributing in the event of a Casualty with that required in this Section 17 unless: (i) Landlord’s prior written consent has been obtained; (ii) Landlord and any Lender are included therein as named additional insureds and loss payees (as applicable), with loss payable to Landlord or such Lender; and (iii) such separate insurance does not conflict and complies with the other provisions of this Section 17. Tenant will promptly notify Landlord of any such separate insurance and will deliver to Landlord the original policies thereof.

(e)The minimum policy limits for all policies required to be maintained by Tenant hereunder will not in any way affect or limit Tenant’s indemnification, defense, release and hold harmless obligations set forth in this Lease and will not limit the liability of Tenant for its acts or omissions as provided in this Lease. Any policies, including any policy now or after the Commencement Date, carried by Landlord or Lender, will serve as excess coverage. The per occurrence and annual aggregate limits for all insurance required to be maintained by the Tenant hereunder may be increased by Landlord from time to time to reflect current market conditions (not more frequently than once every five years) in a manner consistent with the provisions of Section 17(a)(ix) above.

(f)Notwithstanding anything contained in this Lease to the contrary, each party hereto hereby waives any and all rights of recovery, claim, action or cause of action, against the other party and its agents, officers, and employees, for any loss, expense, or damage that may occur to the Leased Premises, including the Improvements, regardless of cause or origin, including the negligence of the other party and its agents, officers, and employees, without prejudice to any waiver or indemnity provisions applicable to Tenant and any limitation of liability provisions applicable to Landlord hereunder, to the extent of such party’s receipt of insurance proceeds on account of such loss or damage, of which provisions Landlord and Tenant shall notify all insurers. Landlord and Tenant agree that any policies presently existing or obtained on or after the Commencement Date (including renewals of present policies) will include a clause or endorsement to the effect that any such waiver will not adversely affect or impair said policies or prejudice the right of the insured to recover thereunder and that the insurer expressly waives its rights of subrogation against Landlord or Tenant, as the case may be, with respect to any claims under any such policies.

(g)Following the occurrence of (i) the existence of an Event of Default in connection with a breach or violation of this Section 17, and (ii) delivery to Tenant of a written request therefor from Landlord, Tenant shall pay insurance premiums for the insurance policies that Tenant is required to carry under this Lease to Landlord (in lieu of Tenant’s insurance carriers) at least forty-five (45) days in advance of their respective due dates (the “Insurance Premium Reserve”). Landlord shall use the funds in the Insurance Premium Reserve to pay such insurance premiums as the same become due. Following the imposition of the Insurance Premium Reserve, in the event Tenant completes a twelve (12) month consecutive period without the existence of an Event of Default in connection with a breach or violation of this Section 17, then following written request by Tenant, Landlord shall disburse any funds in the Insurance Premium Reserve to Tenant and Tenant will no longer be obligated to pay the insurance premiums to Landlord in lieu of Tenant’s applicable insurance carrier unless Tenant again breaches or violates this Section 17.

(h)To the extent that any of the insurance required under this Section 17 cannot be obtained at commercially reasonable rates or is no longer usual or customary in connection with properties similar to the Leased Premises operating as Permitted Facilities, then Tenant may, by written notice to Landlord, propose one or more modifications to the requirements set forth in this Section 17 (each an “Insurance Change Request”). Landlord agrees to consider any Insurance Change Request in good faith and consult with any existing Lender, as necessary, and shall not unreasonably withhold or condition or delay consent. If Landlord consents to one or more such modifications proposed by Tenant, then such modifications will not take effect unless and until Landlord, Tenant and Lease Guarantor have entered into a written amendment of this Lease in accordance with this terms hereof. Notwithstanding the foregoing, Landlord and Tenant agree that Landlord shall not be required to consent to any Insurance Change Request that would conflict with any Mortgage, but, in the case of such a conflict, Landlord will use commercially reasonable efforts (at Tenant’s expense) to have the applicable Mortgage modified.

18.Casualty and Condemnation: Claims.

(a)Tenant shall promptly notify Landlord of any damage or destruction of any Location in excess of $250,000. Said notification shall include: (i) the date of the damage or destruction and the Location damaged, (ii) the nature of the damage or destruction together with a general description of the extent of such damage or destruction, (iii) a preliminary estimate of the cost to repair, rebuild, restore or replace the affected Improvements, and (iv) a preliminary estimate of the schedule to complete the repair, rebuilding, restoration or replacement of the affected Improvements. Tenant will have the right to prosecute, settle or contest any claim or adjustment under any insurance policy and Landlord shall have the right to join with Tenant therein, provided that any final adjustment, settlement or compromise of any claim under the insurance policies set forth in Section 17(a) will be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Following the occurrence of either (x) an Event of Default, or (y) a failure by Tenant to diligently prosecute any claim under any insurance policies set forth in Section 17, which failure remains uncured within fifteen (15) days following written notice from Landlord, then, in the event of either of the foregoing (x) or (y), Landlord will have the right to prosecute or contest, or to require Tenant to prosecute or contest any such claim, adjustment, settlement or compromise. Tenant agrees to sign, upon the request of Landlord, all proofs of loss, receipts, vouchers and releases required by applicable insurers.

(b)Promptly upon Tenant receiving notice or otherwise obtaining knowledge of the institution of or intention to institute any proceeding for Condemnation, Tenant shall notify Landlord thereof and provide copies of any written notices or other information. So long as no Event of Default exists and is continuing, Tenant is authorized to negotiate the amount of any Net Award related to such Condemnation, and Landlord will have the right to join with Tenant therein at any time; provided, however, that no agreement with any condemnor in settlement or under threat of any Condemnation will be made by Tenant without the express written consent of Landlord, which consent will not be unreasonably withheld, conditioned or delayed. If an Event of Default exists and is continuing, Landlord will be solely authorized to collect, settle and compromise the amount of any Net Award and Tenant will not be entitled to participate with Landlord in any Condemnation proceeding or negotiations under threat thereof or to contest the Condemnation or the amount of the Net Award therefor. Subject to the provisions of this Section 18(b), Tenant hereby irrevocably assigns to Landlord any award or payment to which Tenant is or may be entitled by reason of any Condemnation, whether the same will be paid or payable for Tenant’s leasehold interest hereunder (including bonus value) or otherwise; provided, however, Tenant shall be entitled to submit its own separate claim in the event of any such Condemnation with respect to the relocation costs, business losses or the taking of Tenant’s Property incurred by Tenant as a result thereof. The rights of Landlord under this Section 18(b) will also be extended to Lender if and to the extent that any Mortgage so provides.

(c)If a Condemnation occurs that is a Taking of an entire Location or a Taking of a substantial portion of such Location so as to render the remainder of such Location unsuitable for restoration or reconfiguration for continued use as a Permitted Facility, as determined by Landlord in Landlord’s reasonable discretion, then, upon payment by Tenant of all Base Rent, Additional Rent and other sums due and payable under this Lease with respect to such Location to and including the effective date of the Taking, this Lease will be amended as of the date of the Taking to (i) reduce the then existing Base Rent of this Lease by the percentage of Base Rent allocated to the subject Location on Schedule 1, and (ii) release Tenant from its Additional Rent and other obligations and liabilities with respect to the subject Location after the date of the Taking, except with respect to all obligations and liabilities of Tenant under this Lease with respect to the subject Location, actual or contingent, which have accrued on or prior to the date of the Taking. Landlord will be entitled to and will receive any and all awards then or thereafter made in such Condemnation proceedings and Tenant will assign or, in case of any award previously made, immediately deliver to Landlord such award as may be made; provided, however, Tenant shall be entitled to submit its own separate claim in the event of any such Condemnation with respect to the relocation costs, business losses or the taking of Tenant’s Property incurred by Tenant as a result thereof.

(d)If a Casualty occurs during the last eighteen (18) months of the Term with respect to a particular Location, provided Tenant has not exercised an Optional Term and Tenant has provided Landlord with documentation from an independent, third party contractor that the restoration of the applicable Location (the “Damaged Location”) shall take more than one hundred eighty (180) days, then, upon prior written notice to Landlord (“Casualty Termination Notice”), Tenant shall be entitled to terminate this Lease with respect to such Location, effective sixty (60) days after the delivery of the Casualty Termination Notice to Landlord (the “Casualty Termination Date”), provided no Event of Default exists. Upon payment by Tenant of all Base Rent, Additional Rent and other sums due and payable under this Lease with respect to such Location to and including the Casualty Termination Date, all obligations of either party hereunder with respect to the applicable Location shall cease and this Lease will be amended as of the Casualty Termination Date to Landlord to (i) reduce the then existing Base Rent of this Lease by the percentage of Base Rent allocated to the subject Location on Schedule 2, and (ii) release Tenant from its Additional Rent and other obligations and liabilities with respect to the subject Location after the Casualty Termination Date, except with respect to all obligations and liabilities of Tenant under this Lease with respect to the subject Location, actual or contingent, which have accrued on or prior to the date of the Taking. If the Casualty Termination Date is other than the first day of a month, the Base Rent and any Additional Rent for the month in which such Casualty Termination Date occurs shall be apportioned based on the date of the Casualty Termination Date. Landlord will be entitled to and will receive any and all Net Award then or thereafter made in connection with such Casualty. This Lease shall continue in full force and effect with respect to the remaining Leased Premises.

19.Casualty and Condemnation: Restoration. Unless this Lease has been terminated with respect to the subject Location pursuant to Section 18(c) or (d) above, promptly after the applicable Casualty or Condemnation, Tenant, as required in Sections 12(a) and 13, shall commence and diligently continue to restore the applicable Location as nearly as practicable to its value, condition and character immediately prior to such event (assuming the Location to have been in the condition required by this Lease). Any Net Award up to and including $250,000 will be paid by Landlord to Tenant and Tenant shall restore the Leased Premises in accordance with the requirements of Sections 12(a) and 13 of this Lease. Landlord shall make any Net Award in excess of $250,000 available to Tenant for the restoration of the Leased Premises pursuant to and in accordance with the provisions of Section 20. Tenant shall bear all additional Costs of such restoration in excess of the Net Award. The proceeds of business interruption insurance maintained for the benefit of Tenant (expressly excluding the coverage to be maintained by Tenant for the benefit of Landlord pursuant to Section 17(a)(ii) of this Lease) shall be paid to Tenant, provided that (i) such proceeds shall be used in the first instance to timely pay any outstanding Rent and otherwise satisfy Tenant’s obligations under this Lease; and (ii) no such payments shall diminish or reduce the insurance payments otherwise payable to or for the benefit of Landlord hereunder. Except as otherwise expressly provided in Section 19, if any Casualty (whether or not insured against) or

Condemnation occurs, this Lease will continue, notwithstanding such event, and there will be no abatement or reduction of Base Rent or any other Monetary Obligations.

20.Restoration Procedures.

(a)Landlord (or Lender if required by any Mortgage) will hold any Net Award in excess of $250,000 in a fund (the “Restoration Fund”) and disburse amounts from the Restoration Fund only in accordance with the following conditions:

(i)prior to commencement of restoration, (A) the architects, contracts, contractors, plans and specifications for the restoration must be approved by Landlord, which approval will not be unreasonably withheld, delayed or conditioned but may be conditioned upon Tenant’s first obtaining additional insurance, bonds, sureties, waivers or other customary requests of Landlord; and (B) to the extent required or customary in the state in which such Location is located, appropriate waivers of mechanics’ and materialmen’s liens must be filed, if applicable;

(ii)subject to Section 9, at the time of any disbursement, no mechanics’ or materialmen’s liens must be filed against any of the Leased Premises with respect to delinquent amounts owed to a contractor that remain undischarged or unbonded;

(iii)disbursements will be made from time to time in an amount not exceeding the cost of the work completed since the last disbursement, upon receipt of (A) satisfactory evidence, including architects’ certificates, of the stage of completion, the estimated total cost of completion and performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (B) waivers of liens, (C) contractors’ and subcontractors’ sworn statements as to completed work and the cost thereof for which payment is requested, (D) a satisfactory bringdown of title insurance and (E) other reasonable evidence of cost and payment so that Landlord can verify that the amounts disbursed from time to time are represented by work that is completed, in place and free and clear of mechanics’ and materialmen’s lien claims;

(iv)each request for disbursement must be accompanied by a certificate of Tenant, signed by an authorized officer of Tenant, describing the work for which payment is requested, stating the cost incurred in connection therewith, stating that Tenant has not previously received payment for such work and, upon completion of the work, also stating that the work has been fully completed and complies with the applicable requirements of this Lease;

(v)Landlord may retain ten percent (10%) of the Restoration Fund until the restoration is fully completed; and

(vi)such other requirements that are normal and customary practice for the payment of a general contractor in connection with construction projects similar in scope and nature to the work being performed by or on behalf of Tenant.

(b)If the Restoration Fund is held by Landlord, the Restoration Fund must not be commingled with Landlord’s other funds, must be held in accounts insured by any federal or state agency, and must bear interest at a rate agreed to by Landlord and Tenant.

(c)Prior to commencement of restoration and at any time during restoration, if the estimated cost of completing the restoration work free and clear of all liens, as reasonably determined by Landlord, exceeds the amount of the Net Award available for such restoration, the amount of such excess shall be paid by Tenant pursuant to Section 20(e) below.

(d)If any sum remains in the Restoration Fund after completion of the restoration and any refund to Tenant pursuant to Section 20(e), such sum will be disbursed to Tenant.

(e)Notwithstanding the foregoing, to the extent that there exists any insurance deductible, any self-insured retention amount, any shortfall with respect to Net Award or other similar amounts in connection with the repair or restoration of a Location, then Tenant shall be obligated to advance from its owns funds any remaining insurance deductible, self-insured retention amount, shortfall or other similar amounts prior to Landlord being obligated to make any disbursements from the Restoration Fund. In no event shall funds held in the Restoration Fund be used by Landlord for any purpose other than for the reimbursement of Tenant, whether or not an Event of Default exists and without setoff, for amounts actually and properly expended by Tenant for the repair and restoration of a Location following a Casualty or a Condemnation in accordance with this Lease. If an Event of Default exists, Landlord may, upon notice to Tenant and thereafter so long as the Event of Default exists, elect to make no further disbursements to Tenant from the Restoration Fund for work performed after the date of the Event of Default, and in such case, Landlord may use the Restoration Fund to pay such Persons engaged by Landlord to undertake such repair and restoration (provided that excess funds shall be returned to Tenant).

21.Assignment and Subletting.

(a)Tenant shall not cause, suffer or permit any Transfer to occur (including, without limitation, a Transfer of this Lease or any interest herein) unless, in each instance, Landlord’s prior written consent has been obtained, which consent shall not be unreasonably withheld by Landlord. Any purported Transfer lacking Landlord’s prior written consent shall be void and shall, at Landlord’s sole option, constitute an Event of Default giving rise to Landlord’s right, among other things, to terminate this Lease.

(b)If Tenant shall, at any time or from time to time during the Term, desire to assign this Lease, sublet any portion of the Leased Premises, or otherwise cause or permit a Transfer to occur (whether or not Landlord’s consent is required under the terms of this Lease), then, in each instance, Tenant shall deliver written notice (a “Transfer Notice”) thereof to Landlord at least thirty (30) days prior to the effective date of such proposed assignment, sublease or other Transfer, which Transfer Notice shall set forth: (i) the date Tenant desires the particular Transfer to be effective and a reasonably detailed description of such proposed Transfer and the Persons involved, together with supporting documentation reasonably necessary for Landlord to evaluate whether such proposed Transfer complies with the applicable terms and conditions of this Lease; (ii) a statement setting forth in reasonable detail the identity of the proposed assignee, subtenant or other transferee, and any desired change in the use of any Location, (iii) the proposed assignment, sublease or other Transfer instrument, and any other agreements relating thereto, and (iv) current financial information with respect to the proposed assignee or subtenant, including its most recent financial report. If Tenant identifies certain information included in the Transfer Notice to be confidential, then, at Tenant’s request, Landlord agrees to enter into a separate confidentiality agreement in form and substance reasonably acceptable to Landlord.

(c)By consenting to any assignment, sublease or other Transfer, Landlord does not acknowledge or approve or make any representations or warranties regarding the status or condition of the Leased Premises, and no such consent shall be deemed to be an authorization for or consent to any further, similar or other assignment, sublease or other Transfer. No acceptance by Landlord of rent from an assignee, sublessee or other transferee shall release Tenant from any liability under this Lease. No assignment, sublease or other Transfer, or Landlord’s consent thereto, shall release Tenant from its obligations hereunder and Tenant shall, at all times, remain fully liable for payment and performance of all obligations under this Lease, as obligations of a principal and not as obligations of a guarantor. No Transfer shall be effective and valid unless and until Tenant and the applicable transferee executes and delivers to Landlord any and all documentation reasonably required by Landlord.

(d)Whether or not Landlord consents to any proposed Transfer, Tenant shall, within ten (10) days after written request by Landlord, reimburse Landlord for all reasonable costs and expenses incurred by Landlord in connection with its review thereof. Tenant shall, within ten (10) days after the execution of any assignment, sublease or other Transfer instrument, deliver to Landlord a duplicate original copy of such assignment (in recordable form), sublease or other Transfer instrument.

(e)In no event may Tenant cause, suffer or permit a Transfer involving any Person whose property or interests are subject to being blocked under any of the OFAC Laws and Regulations and/or who is in violation of any of the OFAC Laws and Regulations, and any such Transfer will not be effective until such Person has provided written certification to Landlord that (i) neither such Person, nor any Person who owns directly or indirectly any interest in such Person is in violation of the OFAC Laws and Regulations or has property or interests that are subject to being blocked under any of the OFAC Laws and Regulations, and (ii) such Person has taken reasonable measures to assure that no Person who owns directly or indirectly any interest in such Person has property or interests that are subject to being blocked under any of the OFAC Laws and Regulations or is otherwise in violation of the OFAC Laws and Regulations; provided, however, the covenant contained in this sentence will not apply to any Person to the extent that such Person’s interest is in or through a U.S. publicly traded entity.

(f)As a precondition to Landlord’s consent to any proposed sublease of the Leased Premises, or any part thereof, such sublease must expressly state that: (i) it does not affect or reduce any of the obligations of Tenant under this Lease, and that all the obligations of Tenant under this Lease will continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no sublease had been made; (ii) it does not impose any additional obligations on Landlord under this Lease; (iii) it is automatically subject and subordinate to any or all Mortgages and the subtenant will execute a certificate confirming same within ten (10) days after request; (iv) the terms and conditions of the sublease are subject and subordinate to the terms and conditions of this Lease, including Landlord’s rights under this Lease, and that in the event of any conflict between the terms and conditions of the sublease and this Lease, the terms and conditions of this Lease will control; (v) it will automatically terminate and be of no further force or effect upon the scheduled expiration or, at Landlord’s election, upon the earlier termination of this Lease; and (vi) the subtenant expressly waives any and all rights at law and in equity, existing now or in the future, which may provide legal remedies to the subtenant that are contrary to the terms and conditions of this Lease. Any sublease failing to comply with the terms of this subsection (f) will be null and void. As security for performance of its obligations under this Lease, Tenant hereby grants, conveys and assigns to Landlord all right, title and interest of Tenant in and to all subleases now in existence or hereinafter entered into for any or all of the Leased Premises, any and all extensions, modifications and renewals thereof and all rents, issues and profits therefrom. Landlord hereby grants to Tenant a license to collect and enjoy all rents and other sums of money payable under any sublease of any of the Leased Premises, provided, however, that Landlord will have the absolute right at any time during the continuance of an Event of Default upon notice to Tenant and any subtenants to revoke said license and to collect such rents and sums of money and to apply the same to installments of Base Rent next due and owing. Tenant shall not accept any rents under any sublease more than thirty (30) days in advance of the accrual thereof.

(g)Notwithstanding anything in this Section 21 to the contrary, Tenant shall be permitted to cause, suffer, or permit, without Landlord’s consent, any Transfer that satisfies all of the terms and conditions set forth in this Section 21(g), all of which must be satisfied on or before the effective date (or earlier closing) of such proposed Transfer (each a “Permitted Transfer”):

(i)(A) no Event of Default has occurred and is continuing both as of the date Tenant delivers the Transfer Notice and as of the date such proposed Transfer becomes effective; (B) the proposed Transfer would not result in an immediate violation of a material term or condition of this Lease; (C) if the proposed Transfer is or relates to a merger, consolidation or other business combination of Tenant with or into another Person, then, prior to or simultaneously with its effectiveness, the surviving entity of such merger, consolidation or other business combination assumes all of the obligations of Tenant under this Lease in a manner reasonably acceptable to Landlord and otherwise in accordance with the terms and conditions of this Lease; (D) if the proposed Transfer is or relates to a sale or transfer of the assets of Tenant then, prior to or simultaneously with its effectiveness, the purchaser or transferee of such assets assumes all of the obligations of Tenant under this Lease in a manner reasonably acceptable to Landlord and otherwise in accordance with the terms and conditions of this Lease and the Lease Guaranty; (E) if the proposed Transfer is or relates to an assignment of Tenant’s entire interest in this Lease to a Person, then such Person has expressly assumed all the obligations and liabilities of Tenant under this Lease, actual, contingent and accrued, in a manner reasonably acceptable to Landlord and otherwise in accordance with the terms and conditions of this Lease; (F) immediately after the effectiveness of the proposed Transfer, either (i) Tenant is a Credit Entity, or (ii) another Person that is a Credit Entity has expressly assumed or guaranteed all of the obligations and liabilities of Tenant under this Lease, actual, contingent and accrued, in a manner reasonably acceptable to Landlord and otherwise in accordance with the terms and conditions of this Lease; (G) immediately after the effectiveness of the proposed Transfer, Tenant’s business and operations will be managed and operated by a Person reasonably experienced in management and operation of a Permitted Facility and having a favorable business and operational reputation and character; (H) if the proposed Transfer requires or otherwise involves an additional guaranty of this Lease, then such Person shall have executed and delivered to Landlord a written guaranty of this Lease in form and substance reasonably satisfactory to Landlord whereby such Person guarantees the full payment and performance of all of the obligations and liabilities of Tenant under this Lease in a manner reasonably acceptable to Landlord and otherwise in accordance with the terms and conditions of this Lease; and (I) Tenant has delivered a Transfer Notice to Landlord not less than thirty (30) days prior to the effectiveness of the proposed assignment, which Transfer Notice shall include, without limitation, documentation and other information reasonably necessary to confirm the satisfaction of the conditions precedent set forth in this Section 21(g).

(ii)Notwithstanding anything herein to the contrary, no Transfer shall qualify as a Permitted Transfer if such Transfer involves or would result in any of the following: (A) a Person that is a party to any bankruptcy, insolvency, rearrangement or similar actions or proceedings, whether voluntary or involuntary, or a party to any material actions, suits, proceedings or investigations (pending or threatened); (B) a Person whose property or interests are subject to being blocked under any of the OFAC Laws and Regulations and/or who is in violation of any of the OFAC Laws and Regulations; (C) a change in the nature of the business conducted at any Location that is reasonably likely to have a materially deleterious effect to the condition or value of any Location or reputation of Landlord; or (D) a Material Impact.

(iii)For the purposes of this Section 21(g), the following terms shall have the meanings set forth below:

(A)“Consolidated EBITDA” means, with respect to a Person, as of the end of any fiscal quarter (x) the sum of net income, depreciation, amortization, and, if any, all adjustments deducted in determining net income and reflected in the GAAP to non-GAAP reconciliation of operating income disclosed in such Person’s earnings releases for such periods (provided cash charges shall not exceed $15,000,000 in any trailing eighteen (18) month period), other non-cash charges to net income, interest expense, income and franchise (or similar) Tax expense, minus (y) non-cash credits to net income, in each case of such Person and its Subsidiaries determined and consolidated in accordance with GAAP for the six (6) fiscal quarters then ending; provided, that notwithstanding any provision in the foregoing definition, all non-cash charges (with no dollar limitation) to net income will be added back to net income when accrued, regardless of whether any such non-cash charge is expected to result in any future cash payment but, to the extent any such non-cash charge determined pursuant to the foregoing definition results in any future cash payment (1) in excess of an aggregate amount of $15,000,000 in any trailing eighteen (18) month period (excluding any payment relating to the Wage and Labor Dispute) or (2) in the case of the Wage and Labor Dispute in excess of an aggregate amount of $16,500,000, Consolidated EBITDA will be reduced by the amount of such excess at such future time.

(B)“Credit Entity” means any Person engaged in a business or activity in which such Person qualifies under at least one of the following subsections (A) or (B), each as determined in accordance with GAAP immediately after the effectiveness of the proposed Transfer (giving effect thereto): (A) such Person has maintained at all times during the immediately preceding eighteen-month period (1) a tangible net worth of no less than $300,000,000, (2) a ratio of total debt to Consolidated EBITDA of less than 3.7 to 1.0, and (3) a ratio of total debt to equity of less than 1.5 to 1.0; or (B) the rating assigned to the senior unsecured long term indebtedness of such Person by Standard & Poor’s is “BB” or higher, or a comparable rating by any rating agency reasonably acceptable to Landlord.

(C)Wage and Labor Dispute” means those matters raised and subject to the settlement involving the Thorn v. Bob Evans Farms, Inc., Civil Action 2:12-cv-768 (S.D. Ohio) (“Snodgrass Litigation”), Utterback v. Bob Evans Farms, Case No. CV14826909 (Court of Common Pleas of Cuyahoga County, Ohio), Mackin v. Bob Evans Farms, Case No. 2:14-cv-450 (S.D. Ohio) lawsuits; whereby the claims of assistant managers employed by Bob Evans Farms LLC (dba Bob Evans Restaurants) are resolved except individuals formerly employed in the assistant manager position who had received notice of the Snodgrass Litigation and chose not to opt into that lawsuit.

(iv)Tenant shall, at Tenant’s sole cost and expense, execute and deliver to Landlord, any other reasonable instruments and documents requested by Landlord in connection with the Permitted Transfer.

(h)Notwithstanding anything in Section 21(a) to the contrary, Tenant shall have the right at any time during the Term, without the consent of Landlord, to sublease a Location to an Affiliate of Tenant, so long as, in each instance, the following conditions precedent have all been satisfied (each an “Affiliate Sublease”): (i) no Event of Default has occurred and is continuing both as of the date Tenant delivers the Transfer Notice and as of the date such proposed Affiliate Sublease becomes effective; (ii) the proposed Affiliate Sublease is not reasonably expected to result in an immediate violation of a material term or condition of this Lease; (iii) all requirements set forth in Section 21(f) applicable to a sublease have been satisfied prior to its effectiveness; (iv) such Location remains a Permitted Facility; and (v) at least thirty (30) days prior to such subletting, Tenant furnishes Landlord with the name of such Affiliate and a written certification from a duly authorized officer of Tenant certifying to Landlord that such subtenant is an Affiliate of Tenant, together with supporting documentation reasonably necessary for Landlord to confirm Tenant’s compliance with this Section 21(h).

(i)Notwithstanding anything in Section 21(a) to the contrary, Tenant shall have the right at any time during the Term, without the consent of Landlord, to assign Tenant’s entire interest in this Lease to an Affiliate of Tenant (“Affiliate Assignee”) so long as, in each instance, all of the terms and conditions set forth in this Section 21(i) are timely satisfied (each, an “Affiliate Assignment”): (i) no Event of Default has occurred and is continuing both as of the date Tenant delivers the Transfer Notice and as of the date such proposed Affiliate Assignment becomes effective; (ii) the proposed Affiliate Assignment is not reasonably expected to result in an immediate violation of a material term or condition of this Lease; (iii) the Affiliate Assignee shall assume (jointly and severally) all of the obligations of Tenant hereunder by an instrument in writing in form and substance reasonably satisfactory to Landlord and otherwise in accordance with the terms and conditions of this Lease; and (iv) Tenant shall not be released from any of the obligations of Tenant hereunder, whether occurring prior to or after the effective date of such Affiliate Assignment, and if requested by Landlord, Tenant shall execute a written guaranty of this Lease in a form satisfactory to Landlord; (v) no Lease Guarantor shall be released of any of its obligations under any Lease Guaranty, and each Lease Guarantor shall execute a written reaffirmation of its obligations thereunder in form and substance reasonably satisfactory to Landlord and deliver the same to Landlord along with the Transfer Notice; (vi) Tenant has delivered a Transfer Notice to Landlord not less than thirty (30) days prior to the effectiveness of the proposed Affiliate Assignment notifying Landlord of Tenant’s intention to enter into such Affiliate Assignment, the effective date thereof, any proposed change in the address for notices, copies of any documents required hereunder in connection with the Affiliate Assignment, and such other supporting documentation reasonably necessary for Landlord to confirm Tenant’s compliance with this Section 21(i); and (vii) on or prior to the effective date of the proposed Affiliate Assignment, Tenant shall deliver to Landlord executed copies of the assignment, a written certification from a duly authorized officer of Tenant certifying to Landlord that such Affiliate Assignee is an Affiliate of Tenant (together with copies of the organizational documents of such Affiliate Assignee), as well as any other documents or instruments required hereunder.

(j)No assignment, sublease or other Transfer shall release, affect or reduce any of the obligations of Tenant hereunder or impose additional obligations on Landlord under this Lease, and all obligations of Tenant shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no assignment or sublease had been made. Landlord’s consent to any assignment of this Lease or sublease of any Location (or any portion thereof) and/or Landlord’s acceptance of rent from an assignee, sublessee or other transferee shall in no event release Tenant from any liability under this Lease.

22.Sales by Landlord.

(a)Except as expressly set forth in Section 22(d) below and subject to Section 43 below, this Lease is fully assignable by Landlord, in whole or in part, and Landlord may sell or otherwise transfer the Leased

Premises, in whole or in part, at any time without Tenant’s consent to any third party (each a “Third Party Purchaser”). In the event of any such transfer, Tenant shall attorn to any Third Party Purchaser as Landlord so long as such Third Party Purchaser and Landlord notify Tenant in writing of such transfer. At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request, provided that such agreements do not increase the liabilities and obligations of Tenant hereunder or otherwise diminish or alter the rights of Tenant hereunder. Whenever Landlord transfers its interest in the Leased Premises (whether to a Third Party Purchaser or an Affiliate or subsidiary of Landlord), Landlord will be automatically released from further performance under this Lease and from all further liabilities and expenses hereunder, provided the transferee of Landlord’s interest assumes all liabilities and obligations of Landlord hereunder, whether arising before or after the date of such transfer.

(b)In the event that from time to time Landlord desires to partially assign its interest in the Lease in connection with a sale or transfer of one or more Locations, then Landlord shall prepare one or more individual lease agreements in the same form as and consistent with the terms of this Lease (to the extent possible and applicable) (each, an “Individual Lease Agreement”) and the Base Rent for each Individual Lease Agreement shall be set in accordance with the then existing Base Rent under this Lease and the percentage allocated to each Location on Schedule 1 attached hereto, and upon the assignment by Landlord, this Lease shall be amended to exclude any such Location(s) from this Lease, and the Base Rent of this Lease shall be reduced by the amount allocated to the Individual Lease Agreement(s) in accordance with this Section 22. In such event, the amendment to this Lease and each Individual Lease Agreement shall be executed by the parties, as applicable, within fifteen (15) business days after delivery thereof by Landlord. In addition, Tenant shall, at Landlord’s cost and expense, execute and deliver to Landlord, within fifteen (15) business days after delivery thereof by Landlord, any other reasonable instruments and documents requested by Landlord in connection with the sale or assignment. Tenant agrees to cooperate reasonably with Landlord in connection with any such sale or assignment, and Landlord agrees to reimburse Tenant for Tenant’s reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred in connection with this Section 22(b). From and after the effective date of any such Individual Lease Agreement (and provided Landlord has conveyed its interest in such Location to the new landlord named in the Individual Lease Agreement, Landlord will be released from any liability thereafter arising with respect to the Location(s) covered thereby. In no event shall Landlord have any liability under any Individual Lease Agreement.

(c)Landlord and Tenant agree that this Lease constitutes a single and indivisible lease as to all of the Leased Premises collectively, and shall not be subject to severance or division unless and to the extent, pursuant to this Section 22, Landlord elects to effect a partial assignment of this Lease. In furtherance of the foregoing, and except as may result from the amendment of this Lease to release certain properties and reduce Base Rent in conjunction with the execution of Individual Lease Agreements pursuant to the terms of this Section 22, Landlord and Tenant each: (i) waive any claim or defense based upon the characterization of this Lease as anything other than a master lease of all the Leased Premises and irrevocably waive any claim or defense which asserts that the Lease is anything other than a master lease; (ii) covenant and agree that neither Landlord nor Tenant will assert that this Lease is anything but a unitary, unseverable instrument pertaining to the lease of all, but not less than all, of the Leased Premises, (iii) stipulate and agree not to challenge the validity, enforceability or characterization of the lease of the Leased Premises as a unitary, unseverable instrument pertaining to the lease of all, but not less than all, of the Leased Premises, and (iv) shall support the intent of the parties that this Lease is a unitary, unseverable instrument pertaining to the lease of all, but not less than all, of the Leased Premises, if, and to the extent that, any challenge occurs.

(d)So long as this Lease is in effect, no Event of Default has occurred and is continuing and the particular Location is then being operated as a Permitted Facility, Landlord agrees not to sell, transfer or otherwise convey fee ownership of such Location to a Tenant Competitor unless Tenant reasonably approves the sale. As used herein, “Tenant Competitor” means any Person having food processing, food manufacturing or restaurant operations as a significant portion of its business, or any Subsidiary of such Person, or Affiliate of such Person that was formed for the purpose of circumventing the restriction set forth in this Section 22(d).

23.Events of Default.

(a)After expiration of any applicable cure period as provided in Sections 23(b) and 23(c), the occurrence of any one or more of the following will, at the sole option of Landlord, constitute an “Event of Default” under this Lease:

(i)a failure by Tenant to make any payment of any Monetary Obligation, regardless of the reason for such failure;

(ii)a failure by Tenant to perform and observe, or a violation or breach of, any other provision of this Lease not otherwise specifically mentioned in this Section 23(a) (but expressly excluding (A) any Parent Change of Control (as defined in the Parent Guaranty) that violates this Lease or any Lease Guaranty, after which Landlord may only declare an Event of Default on the basis of a violation of Section 23(a)(xiv) of this Lease; (B) any Transfer that consists solely of a violation of subsection (vii) of the definition of “Transfer” in Appendix 1 (i.e., doing or permitting any transaction that is reasonably likely to result in a Material Impact) after which Landlord may only declare an Event of Default on the basis of a violation of Section 23(a)(xv) of this Lease; and (C) any failure by Tenant to cause the Financial Information to comply with Section 41(f) in which case Landlord may only declare an Event of Default on the basis of a violation of Section 23(a)(xvi) of this Lease

(iii)any representation or warranty made by Tenant herein or in any certificate, demand or request made pursuant hereto proves to be incorrect when made in any material respect;

(iv)a default beyond any applicable cure period or at maturity by Tenant in any payment of principal or interest on any obligations for borrowed money having a principal balance of $10,000,000 or more in the aggregate, or in the performance of any other provision contained in any instrument under which any such obligation is created or secured (including the breach of any covenant thereunder), (A) if such payment is a payment at maturity or a final payment, or (B) if an effect of such default is to cause, or permit any Person to cause, such obligation to become due prior to its stated maturity;

(v)a default by Tenant beyond any applicable cure period in the payment of rent under, or in the performance of any other material provision of, any other lease or leases that have, in the aggregate, rental obligations over the terms thereof of $10,000,000 or more if the landlord under any such lease or leases commences to exercise its remedies thereunder;

(vi)a final, non-appealable judgment or judgments for the payment of money in excess of $10,000,000 in the aggregate (and not substantially covered by insurance) shall be rendered against Tenant which is reasonably likely to have a Material Impact and the same shall remain undischarged for a period of ninety (90) consecutive days;

(vii)Tenant shall (A) voluntarily be adjudicated a bankrupt or insolvent, (B) seek or consent to the appointment of a receiver or trustee for itself or for the Leased Premises, (C) file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, (D) make a general assignment for the benefit of creditors, or (E) be unable to pay its debts as they mature or shall admit in writing its inability to pay its debts when due;

(viii)a court shall enter an order, judgment or decree appointing, without the consent of Tenant, a receiver or trustee for Tenant or approving a petition filed against Tenant which seeks relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, and such order, judgment or decree shall remain undischarged or unstayed ninety (90) days after it is entered;

(ix)Tenant substantially discontinues its business operations at any Location, or any Location has been vacated or abandoned for a period of one hundred eighty (180) days (excluding any period while Tenant is performing repairs or restoration work following a Casualty or Condemnation as required in Sections 12 and 13 of this Lease); provided, however, that with respect to one and only one Location, such 180-day period shall be extended to 270 days so long as Tenant has given Landlord advance written notice of Tenant’s intent to cease operations at such Location and uses commercially reasonable efforts to arrange for a sublease of such Location subject to and in accordance with Section 21; and further provided that if during such 180- or 270-day period, as applicable, a sublease is executed in compliance with Section 21 with a Person that is not an Affiliate of Tenant or any Lease Guarantor, such period shall be further extended as may be reasonably necessary in order to afford the subtenant additional time to make any necessary Alterations (subject to the terms hereof) and to move into the Location so long as the subtenant promptly commences and diligently pursues completion of any such necessary Alterations in accordance with this Lease and provided that such additional time shall in no event exceed 120 days from the date such sublease is executed in compliance with Section 21;

(x)Tenant shall be liquidated or dissolved or Tenant or any Person holding an interest in Tenant shall file proceedings towards its liquidation or dissolution;

(xi)the estate or interest of Tenant in any of the Leased Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated, bonded or discharged within ninety (90) days after it is made;

(xii)a breach or default under any Lease Guaranty, any other guaranty of this Lease or any Related Lease, after any applicable notice or cure period thereunder (but expressly excluding any Parent Change of Control (as defined in the Parent Guaranty) that violates this Lease or any Lease Guaranty, after which Landlord may only declare an Event of Default on the basis of a violation of Section 23(a)(xiv) of this Lease);

(xiii)a Transfer (other than a Permitted Transfer) occurs without the prior written consent of Landlord (except to the extent that such consent is not required and Tenant otherwise complies with the provisions of Sections 21 and 45 of this Lease) but expressly excluding (A) any Parent Change of Control (as defined in the Parent Guaranty) that violates this Lease or any Lease Guaranty, after which Landlord may only declare an Event of Default on the basis of a violation of Section 23(a)(xiv) of this Lease; and (B) any Transfer that consists solely of a violation of subsection (vii) of the definition of “Transfer” in Appendix 1 (i.e., doing or permitting any transaction that is reasonably likely to result in a Material Impact) after which Landlord may only declare an Event of Default on the basis of a violation of Section 23(a)(xv) of this Lease.

(xiv)a Parent Change of Control (as defined in the Parent Guaranty) occurs in violation of the Parent Guaranty;

(xv)a Transfer occurs without the prior written consent of Landlord (except to the extent that such consent is not required and Tenant otherwise complies with the provisions of Sections 21 and 45 of this Lease) that consists solely of a violation of subsection (vii) in the definition of “Transfer” in Appendix 1 (i.e., doing or permitting any transaction that is reasonably likely to result in a Material Impact) and not as a result of a violation of any of the other subsections (i), (ii), (iii), (iv), (v), (vi) or (viii) listed in the definition of “Transfer” in Appendix 1; or

(xvi)any failure by Tenant to cause the Financial Information to comply with Section 41(f).

(b)If the default consists of the failure to pay any Monetary Obligation under clause (i) of Section 23(a), the applicable cure period shall be five (5) days from the date on which written notice thereof is given to Tenant; provided, however, if the default consists of the failure to pay Base Rent, Landlord shall not be obligated to give notice of, or allow any cure period for, any such default more than one (1) time within any Lease Year.

(c)If the default consists of a default under subsections (ii) or (xvi) of Section 23(a), other than the events specified in Section 23(d)(ii) and (iii), the applicable cure period shall be thirty (30) days from the date on which written notice thereof is given to Tenant or, if the default cannot be cured within such thirty (30) day period and delay in the exercise of a remedy would not (in Landlord’s reasonable judgment) cause any material adverse harm to any of the Leased Premises or Landlord’s interest therein, the cure period shall be extended for the period required to cure the default (but such cure period, including any extension, shall not in the aggregate exceed ninety (90) days), provided that Tenant shall commence to cure the default within the said thirty-day period and shall actively, diligently and in good faith proceed with and continue the curing of the default until it shall be fully cured.

(d)No notice or cure period shall be required: (i) for the occurrence of an Event of Default under Section 23(a)(iii)-(xv), inclusive; (ii) for a default that consists of a failure of Tenant to provide or maintain any insurance required by Section 17 other than de minimis non-compliance that would not result in any material gap in the insurance coverage required by Section 17, as reasonably determined by Landlord; or (iii) if the default is such that any delay in the exercise of a remedy by Landlord could reasonably be expected to cause irreparable harm to Landlord.

24.Remedies and Damages Upon Default.

(a)Upon the occurrence of an Event of Default, with or without notice or demand, except the notice prior to default required under certain circumstances by Section 23, this Section 24, elsewhere in this Lease, or such other notice as may be required by statute, Landlord shall have the right, at its sole option, then or at any time thereafter, to exercise, at its option, concurrently, successively, or in any combination, all remedies available at law or in equity, including without limitation any or all of its remedies provided in this Section 24.

(i)Landlord may give Tenant notice of Landlord’s intention to terminate this Lease on a date specified in such notice and upon such date, this Lease, the estate hereby granted and all rights of Tenant hereunder shall expire and terminate. Upon such termination, Tenant shall immediately surrender and deliver possession of the Leased Premises to Landlord in accordance with Section 31. If Tenant does not so surrender and deliver possession of all of the Leased Premises, Landlord may repossess any of the Leased Premises not surrendered, with legal process, by summary ejectment or any other lawful means or procedure.

(ii)Landlord may terminate Tenant’s right of possession (but not this Lease) and may repossess the Leased Premises by any available legal process without thereby releasing Tenant from any liability hereunder and without demand or notice of any kind to Tenant and without terminating this Lease.

(iii)Upon or at any time after taking possession of any of the Leased Premises pursuant to clause (i) or (ii) of this Section 24(a), Landlord may, by legal process, remove any Persons or property therefrom. Landlord shall be under no liability for or by reason of any such entry, repossession or removal. Notwithstanding such entry or repossession, Landlord may collect the damages set forth in Section 24(b).

(iv)After repossession of any of the Leased Premises pursuant to clause (i) or (ii) of this Section 24(a), Landlord shall have the right to relet the same to such tenant or tenants, for such term or terms, for such rent, on such conditions and for such uses as Landlord in its sole discretion may determine, and collect and receive any rents payable by reason of such reletting. Landlord may make such Alterations in connection with such reletting as it may deem advisable in its sole discretion. Notwithstanding any such reletting, Landlord may collect the damages set forth in Section 24(b).

(b)The following constitute damages to which Landlord shall be entitled if Landlord exercises its remedies under clauses (i), (ii), (iii) or (iv) of Section 24(a), as the case may be:

(i)Following the occurrence of either (A) an Event of Default described in subsections (i), (vii), (viii), (ix), (x), (xi), (xiii), (xiv) or (xv) of Section 23(a) of this Lease or (B) an Event of Default described in subsections (ii), (iii), (iv), (v), (vi), (xii) or (xvi) of Section 23(a) of this Lease if Landlord determines in good faith that material adverse harm to Landlord would occur if Landlord was not permitted to exercise the remedy set forth in this Section 24(b)(i), then, following the occurrence of either of the foregoing (A) or (B) and the exercise by Landlord of any of its remedies under Section 24(a) (or attempt to exercise its remedy under Section 24(a)(iv) but such reletting attempt is unsuccessful), then, upon written demand from Landlord, Tenant shall pay to Landlord, as liquidated and agreed final damages for Tenant’s default and in lieu of all current damages beyond the date of such demand (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to the Present

Value of all Base Rent from the date of such demand to the date on which the Term is scheduled to expire hereunder in the absence of any earlier termination, re-entry or repossession. Tenant shall also pay to Landlord all accrued Rent then due and unpaid, all other Monetary Obligations which are then due and unpaid, all Monetary Obligations which arise or become due by reason of such Event of Default, including any Costs of Landlord in connection with the repossession of the Leased Premises and any attempted reletting thereof, including all brokerage commissions, legal expenses, reasonable attorneys’ fees, employees’ expenses, costs of Alterations (but not including Alterations beyond what is necessary to put the Leased Premises in the condition in which it is required to be surrendered by Tenant at the end of the Lease Term) and expenses and preparation for reletting (collectively, the “Accelerated Rent Amount”). Upon the full and final payment by Tenant of the Accelerated Rent Amount, this Lease shall terminate (if not previously terminated) and neither party shall have any further rights or remedies hereunder other than the Surviving Obligations.

(ii)If Landlord exercises its remedy or remedies under Section 24(a) and does not elect or is not otherwise entitled to collect the Accelerated Rent Amount pursuant to Section 24(b)(i), then Tenant shall, until the end of the Term (or until the end of what would have been the Term in the absence of the termination of the Lease, as applicable) and whether or not any of the Leased Premises shall have been relet, be liable to Landlord for, and shall pay to Landlord, on the date on which the same are due and payable under the terms of this Lease all Monetary Obligations that would be payable under this Lease by Tenant in the absence of such termination less the net proceeds, if any, of any reletting pursuant to Section 24(a)(iv), after deducting from such proceeds all of Landlord’s Costs (including the items listed in the last sentence of Section 24(b)(i) hereof) incurred in connection with such repossessing and reletting; provided, that if Landlord has not relet the Leased Premises, such Costs of Landlord shall be considered to be Monetary Obligations payable by Tenant. Landlord shall also be entitled to recover from Tenant as damages an amount equal to the sum of (A) the Present Value of the excess, if any, of (1) all Base Rent payable under this Lease from the date of termination, reentry or repossession, as the case may be, over (2) the amount of the base rent actually obtained by Landlord after reletting the Leased Premises, plus (B) all of Landlord’s Costs (including the items listed in the last sentence of Section 24(b)(i) hereof). Upon the full and final payment by Tenant of the amounts described in items (A) and (B) of this Section 24(b)(ii), this Lease shall terminate (if not previously terminated) and neither party shall have any further rights or remedies hereunder other than the Surviving Obligations. Tenant shall be and remain liable for all sums described in items (A) and (B) of this Section 24(b)(ii), and Landlord may recover such damages from Tenant and institute and maintain successive actions or legal proceedings against Tenant for the recovery of such damages. Nothing herein contained shall be deemed to require Landlord to wait to begin such action or other legal proceedings until the date when the Term would have expired by its own terms had there been no such Event of Default.

(iii)Subject to the provisions of Section 24(a) above and this Section 24(b), Landlord may recover all damages to which it is entitled herein from Tenant and institute and maintain successive actions or legal proceedings (summary or otherwise) against Tenant for the recovery of such damages. Nothing herein contained shall be deemed to require Landlord to wait to begin such action or other legal proceedings until the date when the Term would have expired by its own terms had there been no such Event of Default.

(c)Landlord may immediately or at any time thereafter, and with or without notice, except as required herein, (i) seek any equitable relief available to Landlord, including, without limitation, the right of specific performance; (ii) enforce, and Tenant does hereby consent to such enforcement, all of Landlord’s self-help remedies available at law or in equity without Landlord resorting to any legal or judicial process, procedure or action; and (iii) initiate litigation or hire legal counsel to enforce or protect its rights under this Lease, and to recover from Tenant, in addition to any other damages or relief awarded or obtained, all court costs and reasonable attorneys’ fees incurred in connection with such litigation or action by legal counsel.

(d)Notwithstanding anything to the contrary herein contained, in lieu of or in addition to any of the foregoing remedies and damages, Landlord may exercise any remedies and collect any damages available to it at law or in equity. If Landlord is unable to obtain full satisfaction pursuant to the exercise of any remedy, it may pursue any other remedy which it has under this Lease or at law or in equity, it being understood that the remedies set forth in this Lease are not exclusive and are cumulative in addition to any remedies allowed now or after the date hereof by applicable law or in equity.

(e)Landlord shall not be required to mitigate any of its damages hereunder except to the extent required by Law. If any Law shall validly limit the amount of any damages provided for herein to an amount which is less than the amount agreed to herein, Landlord shall be entitled to the maximum amount available under such Law. If Landlord commences any summary proceeding hereunder Tenant agrees that it shall not interpose any counterclaim of whatever nature or description in any such proceeding (except for any compulsory counterclaim).

(f)No termination of this Lease, repossession or reletting of the Leased Premises, exercise of any remedy or collection of any damages pursuant to this Section 24 shall relieve Tenant of any Surviving Obligations.

(g)THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EACH OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LEASE, AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE UNDERSIGNED TO EXECUTE THIS LEASE.

(h)Upon the occurrence of any Event of Default, Landlord shall have the right (but not the obligation) to perform any act required of Tenant hereunder and, if performance of such act requires that Landlord enter the Leased Premises, Landlord may enter the Leased Premises for such purpose. Any such payment or performance by Landlord of Tenant’s obligations under this Lease shall be on Tenant’s account and at Tenant’s sole cost and expense, and as Additional Rent hereunder.

(i)No failure of Landlord: (i) to insist at any time upon the strict performance of any provision of this Lease; or (ii) to exercise any option, right, power or remedy contained in this Lease shall be construed as a waiver, modification or relinquishment thereof. A receipt by Landlord of any sum in satisfaction of any Monetary Obligation with knowledge of the breach of any provision hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in a writing signed by Landlord.

(j)Tenant hereby waives and surrenders, for itself and all those claiming under it, including creditors of all kinds: (i) any right and privilege which it or any of them may have under any present or future Law to redeem any of the Leased Premises or to have a continuance of this Lease after termination of this Lease or of Tenant’s right of occupancy or possession pursuant to any court order or any provision hereof; and (ii) the benefits of any present or future Law which exempts property from liability for debt or for distress for rent.

(k)Except as otherwise provided herein, all remedies are cumulative and concurrent and no remedy is exclusive of any other remedy. Each remedy may be exercised at any time an Event of Default has occurred and may be exercised from time to time. Except as otherwise expressly provided herein, no remedy shall be exhausted by any exercise thereof.

(l)Tenant shall pay as Additional Rent all of Landlord’s legal costs, expenses and reasonable attorneys’ fees, expert fees and consultant fees in exercising any of Landlord’s rights and remedies against Tenant, whether set forth herein or at law or equity.

(m)In addition to the other provisions of this Lease that specifically require Tenant to reimburse, pay or indemnify against Landlord’s attorneys’ fees, Tenant shall pay, as Additional Rent, all of Landlord’s reasonable attorneys’ fees incurred in connection with the enforcement of this Lease, the review and negotiation of any consent requested by Tenant, and the collection of past due Rent.

(n)If Landlord elects to terminate this Lease on account of any Event of Default on the part of Tenant, then Landlord may: (i) terminate any sublease, license, concession, or other consensual arrangement for possession entered into by Tenant and affecting any of the Leased Premises; or (ii) choose to succeed to Tenant’s interest in such arrangement. No payment by a subtenant with respect to a sublease shall entitle such subtenant to possession of the Leased Premises after termination of this Lease and Landlord’s election to terminate the sublease by the subtenant. If Landlord elects to succeed to Tenant’s interest in such arrangement, then Tenant shall, as of the date of notice given by Landlord to Tenant of such election, have no further right to, or interest in, any rent or other consideration receivable under that arrangement, except that the net proceeds of any such arrangement so collected by Landlord shall be applied to reduce Tenant’s Monetary Obligations.

(o)Tenant hereby (i) understands and accepts the methods of calculation set forth in this Lease for determining charges and amounts payable by Tenant as applied to the Leased Premises, (ii) acknowledges that the same are commercially reasonable, and (iii) agrees that such provisions are valid and constitute satisfactory methods for determining such charges and amounts as required by any applicable Law.

(p)Notwithstanding anything to the contrary in the Lease, the Parent Guaranty, the Affiliate Guaranty, or any other concurrent transaction documents, and for the purpose only of preserving operating lease accounting classification for this Lease pursuant to the Financial Accounting Standard Board’s Accounting Standards Codification Section 840 governing the accounting classification of operating leases in effect on the date hereof (collectively the “Operating Lease Accounting Rules”), if Landlord is exercising remedies due solely to the occurrence of an Event of Default described in subsections (iv), (v), (xiv), (xv) or (xvi) of Section 23(a) of this Lease, (each a “Limited Remedy Event of Default”), in no event shall the aggregate amount Tenant shall be required to pay to Landlord from and after the date of the occurrence of the Limited Remedy Event of Default (the “Occurrence Date”) exceed the sum of the following items (i), (ii) and (iii): (i) (A) $46,388,400.00 (which amount is 89.9% of the $51,600,000.00 price paid by Landlord for the Leased Premises), less (B) the aggregate of all Base Rent paid by or on behalf of Tenant to and received by Landlord from the Commencement Date to the Occurrence Date, as well as any Additional Rent paid to Landlord and not passed through to a third party, received by Landlord as of the Occurrence Date; (ii) any Impositions and any other amounts, liabilities, obligations, costs and expenses paid or incurred with respect to the ownership, repair, replacement, restoration, maintenance and operation of the Leased Premises (such amounts other than Impositions are hereinafter referred to as “Other Charges”) which are due and payable or have accrued under this Lease through the Occurrence Date that relate to insurance, utilities, repairs, maintenance, environmental maintenance, remediation and compliance and other customary costs and expenses of operating and maintaining the Leased Premises in substantial compliance with the terms of this Lease; and (iii) any Impositions and Other Charges due to third parties which are due and payable or have accrued under this Lease after the Occurrence Date while the Tenant remains in possession of any of the Leased Premises after any Limited Remedy Event of Default that relate to insurance, utilities, repairs, maintenance, environmental maintenance, remediation and compliance and other customary costs and expenses of operating and maintaining the Leased Premises in substantial compliance with the terms of this Lease.

25.Notices. Any notice or other communication permitted or required to be given under this Lease by one party to the other shall be effective only if in writing, addressed to the other party at its address below, and (a) personally delivered; (b) sent by a nationally recognized overnight delivery service (e.g., Federal Express) for next-day delivery, to be confirmed by such courier; or (c) mailed by United States registered or certified mail, return receipt requested, postage prepaid. Notices, demands and other communications given in the foregoing manner shall be deemed given when actually received or refused by the party to whom sent, unless mailed, in which event same shall be deemed given on the day of actual delivery as shown by the addressee’s registered or certified mail receipt, or at the expiration of the third (3rd) business day after the date of mailing, whichever first occurs. Either Landlord or Tenant may from time to time change its address for receiving notices under this Lease by providing written notice to the other party in accordance with this Section 25. Any and all such notices may be given on behalf of either party by its attorney named below.

Landlord:        Broadstone BEF Portfolio, LLC
c/o Broadstone Real Estate, LLC
530 Clinton Square
Rochester, NY 14604
Attn: Portfolio Manager

With a copy to:        Tones Vaisey, PLLC
155 Clinton Square

Rochester, NY 14604
Attn: Jeffrey A. Vaisey, Esq.

Tenant:            BEF Foods, Inc.
8111 Smith’s Mill Road
New Albany, Ohio 43054
Attn: Mark Hood

With a copy to:        Bob Evans Farms, Inc.
8111 Smith’s Mill Road
New Albany, Ohio 43054
Attn: General Counsel

and

Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, Tennessee 37201
Attn:     R. Todd Ervin

26.Books and Records. Tenant shall keep adequate records and books of account with respect to the finances and business of Tenant generally and with respect to the Leased Premises, in accordance with U.S. GAAP.

27.Financial Reporting.
(a)Subject to Section 27(c), Tenant shall deliver to Landlord: (i) within ninety (90) days of the close of each fiscal year, annual audited financial statements of Tenant prepared by Tenant and accompanied by an opinion of an independent certified public accountant selected by Tenant stating that there are no qualifications as to the scope of the audit; and (ii) within thirty (30) days of the close of each fiscal quarter, unaudited internal financial statements of Tenant, for the quarter then ended and the trailing twelve months.

(b)All financial statements (annual and quarterly) shall: (i) be prepared in accordance with U.S. GAAP; (ii) fairly represent the respective financial condition of the subjects thereof as of the respective dates thereof; (iii) include, at a minimum, an income statement, balance sheet, statement of cash flow; and (iv) be accompanied by a certificate of the CEO, President or Chief Financial Officer of Tenant or Parent Guarantor, dated within five (5) days of the delivery of such statement, stating that the financial statements are true, correct and complete and that no Event of Default, or event which, upon notice or the passage of time or both, would become an Event of Default, has occurred and is continuing hereunder or, if any such event has occurred and is continuing, specifying the nature and period of existence thereof and what action Tenant and Lease Guarantor have taken or proposes to take with respect thereto.

(c)Notwithstanding any of the foregoing in this Section 27 to the contrary, so long as Parent Guarantor is a public company, a party to the Parent Guaranty, and that Tenant has been a wholly owned Subsidiary of Parent Guarantor, directly or indirectly, at all times during the applicable reporting period, then Parent Guarantor may satisfy the requirements of this Section 27 with the consolidated quarterly and annual financial statements of Parent Guarantor (with no separate statements being required by Tenant) but only so long as the same are available to Landlord (at no cost to Landlord) via EDGAR or Parent Guarantor’s website, in which event Landlord agrees that it shall obtain such quarterly and annual financials through such means and that Parent Guarantor shall not be required to make the physical deliveries required hereinabove.

28.Estoppel Certificate. At any time upon not less than twenty (20) days’ prior written request by either Landlord or Tenant (the “Requesting Party”) to the other party (the “Responding Party”), the Responding Party shall deliver to the Requesting Party a statement in writing, executed by an authorized officer of the Responding Party, certifying (a) that, except as otherwise specified, this Lease is unmodified and in full force and effect, (b) the dates to which Base Rent, Additional Rent and all other Monetary Obligations have been paid, (c) that, to the knowledge of the signer of such certificate and except as otherwise specified, no default by either Landlord or Tenant exists hereunder,

(d) such other matters as the Requesting Party may reasonably request, and (e) if Tenant is the Responding Party that, except as otherwise specified, there are no proceedings pending or, to the knowledge of the signer, threatened, against Tenant before or by any court or administrative agency which, if adversely decided, would materially and adversely affect the financial condition and operations of Tenant. Any such statements by the Responding Party may be relied upon by the Requesting Party, any Person whom the Requesting Party notifies the Responding Party in its request for the Certificate is an intended recipient or beneficiary of the Certificate, any Lender or their assignees and by any prospective purchaser or mortgagee of any of the Leased Premises. Any certificate required under this Section 28 and delivered by Tenant shall state that, in the opinion of each person signing the same, he/she has made such examination or investigation as is necessary to enable him/her to express an informed opinion as to the subject matter of such certificate. In addition to the rights of Landlord and Tenant to obtain estoppel certificates, Tenant shall, upon Lender’s request at any time, and from time to time during the existence of the Loan, and upon any foreclosure of the Loan or transfer in lieu thereof, deliver to Lender an estoppel certificate executed by Tenant, which Tenant shall provide in the same manner and with the same content and effect as estoppel certificates to be delivered by Tenant to Landlord, except that the estoppel certificate to Lender shall include such additional information as Lender may reasonably request.

29.Tax Treatment; Reporting. Landlord and Tenant each acknowledge that each shall treat this transaction as a true lease for state law purposes and shall report this transaction as a Lease for federal income tax purposes. For Federal income tax purposes each shall report this Lease as a true lease with Landlord as the owner of the Leased Premises and Tenant as the lessee of such Leased Premises including: (a) treating Landlord as the owner of the property eligible to claim depreciation deductions under Section 167 or 168 of the Internal Revenue Code of 1986 with respect to the Leased Premises, (b) Tenant reporting its Rent payments as rent expense under Section 162 of the Internal Revenue Code, and (c) Landlord reporting the Rent payments as rental income.

30.Quiet Enjoyment. Landlord agrees that, subject to the terms of this Lease, so long as no Event of Default has occurred and is continuing, Tenant shall quietly hold, occupy and enjoy the Leased Premises throughout the Term, free from any hindrance or interference from Landlord or any party claiming by, through or under Landlord.

31.Surrender. Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Leased Premises to Landlord in the same condition in which the Leased Premises was at the Commencement Date, except as repaired, rebuilt, restored, altered, replaced or added to as permitted or required by any provision of this Lease, and except for ordinary wear and tear and any Condemnation as set forth in Section 18(c) and any Casualty resulting in a termination of this Lease pursuant to Section 18(d). Tenant shall remove from the Leased Premises all Tenant’s Property and all other personal property which is owned by Tenant or third parties other than Landlord, and repair any damage caused by such removal and restore the Leased Premises to good condition suitable for use of each Location as a Permitted Facility by another Person (including, without limitation, restoration of floor slabs, ceiling, walls, columns and other structural elements of the Improvements or building systems affected by installation or removal of any Tenant’s Property). Those items of Tenant’s Property and other personal property not so removed prior to the expiration of this Lease or thirty (30) days after an earlier termination shall be considered abandoned and shall become the sole and exclusive property of Landlord. Landlord may thereafter cause such property to be removed from the Leased Premises. The cost of removing and disposing of such property and repairing any damage to any of the Leased Premises caused by such removal shall be paid by Tenant to Landlord upon demand. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any property which becomes the property of Landlord pursuant to this Section 31. This Section 31 shall survive the expiration or earlier termination of this Lease.

32.Holdover. If Tenant remains in possession of the Leased Premises, any Location, or any part thereof, after the expiration of the term without the prior written consent of Landlord (which consent Landlord may withhold, condition or delay in its sole discretion), Tenant, at Landlord’s option and within Landlord’s sole discretion, may be deemed a tenant on a month-to-month basis and shall comply with all the terms of this Lease and continue to pay rentals and other sums in the amounts herein provided, except that the Base Rent shall be automatically 125% of Base Rent; provided that nothing herein nor the acceptance of rent by Landlord shall be deemed a consent to such holding over. Tenant shall defend, indemnify, protect and hold the Indemnified Parties, harmless for, from and against any and all Losses resulting from Tenant’s failure to surrender possession upon the expiration of the Term, including, without limitation, any claims made by any succeeding lessee. This Section 32 shall survive expiration, termination or rejection in bankruptcy of the Lease.

33.No Merger of Title. There will be no merger of this Lease nor of the leasehold estate created by this Lease with the fee estate in or ownership of any of the Leased Premises by reason of the fact that the same Person may acquire or hold or own, directly or indirectly, (a) this Lease or the leasehold estate created by this Lease or any interest in this Lease or in such leasehold estate and (b) the fee estate or ownership of any of the Leased Premises or any interest in such fee estate or ownership. No such merger will occur unless and until all persons and entities having any interest in (i) this Lease or the leasehold estate created by this Lease and (ii) the fee estate in or ownership of the Leased Premises including, without limitation, Lender’s interest therein, or any part thereof sought to be merged have joined in a written instrument effecting such merger and have duly recorded the same.

34.Non-Recourse to Landlord.

(a)Notwithstanding anything contained in this Lease to the contrary, Tenant agrees that the liability of the Landlord under this Lease and all matters pertaining to or arising out of the tenancy and the use and occupancy of the Leased Premises, or any portion thereof, shall be limited to Landlord’s interest in the Leased Premises and any proceeds thereof resulting from any Casualty or Condemnation, and in no event shall Tenant make any claim against or seek to impose any personal liability upon any individual, corporate officer, general or limited partner of any partnership, member or manager of any limited liability company, or principal of any firm or corporation that may now or hereafter become the Landlord.

(b)Landlord shall have no liability for consequential damages resulting from, nor may Tenant terminate this Lease as a result of, Landlord’s failure to give consent, approval or instruction reserved to Landlord. Tenant’s sole remedies in any such event shall be an action for injunctive relief or, in the alternative, an action to recover actual compensatory damages in the event that Landlord unreasonably withholds its consent or approval in cases where such Landlord is not permitted to withhold its approval in its sole and absolute discretion.

35.Financing. If Landlord desires to obtain a Loan, Tenant shall, upon request of Landlord, supply any such Lender with such notices and information as Tenant is required to give to Landlord hereunder.

36.Intentionally Deleted

37.Subordination of Lease. This Lease, any memorandum of this Lease and Tenant’s interest hereunder shall be subject and subordinate to any Mortgage or other security instrument presently recorded or hereafter placed upon the Leased Premises by Landlord, and to any and all advances made or to be made thereunder, to the interest thereon, and all renewals, replacements and extensions thereof; provided, however, that such subordination shall not be effective unless and until Landlord shall cause any such Mortgage or other security instrument (or a separate contemporaneous or subsequent instrument in recordable form duly executed by Lender and delivered to Tenant) to include commercially reasonable subordination, non-disturbance and attornment provisions (“SNDA Provisions”), which Tenant will execute and deliver, without cost to Landlord or Lender. Such SNDA Provisions shall provide, among other matters, that if any foreclosure proceedings are initiated by Lender or any other party or a deed in lieu is granted, such Lender or other party (on its own behalf and on behalf of any or purchaser at a foreclosure sale), grantee of a deed in lieu, or other successor to Landlord shall agree to accept this Lease and not disturb Tenant’s occupancy or other rights under this Lease, so long as no Event of Default exists and is continuing, and Tenant shall agree, upon written request of any such holder or any purchaser at foreclosure sale, to attorn and pay Rent to such party and to execute and deliver any instruments reasonably necessary or appropriate to evidence or effectuate such attornment. The SNDA Provisions shall also include such other commercially reasonable provisions requested by Lender. However, in the event of attornment, Lender shall not be: (a) liable for any obligations, offsets, defenses or claims accruing prior to Lender becoming landlord under this Lease pursuant to such attornment; (b) bound by any payment of Base Rent, Additional Rent or other payments, made by Tenant under this Lease for more than one (1) month in advance; (c) bound by any material amendment, modification, assignment, subletting or other Transfer of the Lease (other than a Permitted Transfer), made without the prior written consent of Lender; or (d) liable for any deposit, reserve or escrow that Tenant may have given to Landlord which has not been transferred to Lender. Any Mortgage executed contemporaneously with this Lease shall be recorded after the recording of the Memorandum of Lease described in Section 40.

38.Subordination of Landlord’s Lien. If any lender or other person holding a lien or security interest in any or all of Tenant’s Property (each, a “Tenant Lender”) requests an access or occupancy agreement or the subordination of a “landlord lien” or any other right, title or interest Landlord may have in any of Tenant’s Property (“Landlord Agreement”), Landlord shall execute and deliver any such Landlord Agreement that is commercially reasonable in form and substance and otherwise reasonably acceptable to Landlord, and such Landlord Agreement must provide that: (a) any right of entry or occupancy by Tenant Lender after early termination of the Lease shall be for a period not to exceed sixty (60) days, provided Tenant Lender agrees to pay Base Rent and Additional Rent and complies with the terms and conditions of this Lease during such period; (b) nothing contained in this Lease, the Landlord Agreement or any loan document with Tenant shall in any way encumber or otherwise affect Landlord’s fee simple interest in and to the Leased Premises, and that none of Tenant Lender’s collateral shall include the Land or Improvements or any other real property interests owned by Landlord with respect to the Leased Premises; (c) Tenant Lender shall restore the Leased Premises to the condition in which it existed prior to Tenant Lender’s entry on the Leased Premises; (d) nothing contained in the Landlord Agreement shall in any way be deemed or construed to amend, modify or alter any of the rights or obligations of Tenant and Landlord under this Lease, as between one another, and that this Lease shall continue unaltered and in full force and effect, as between Tenant and Landlord; (e) nothing in the Landlord Agreement shall be deemed or construed to constitute or effect a release or discharge of any of the obligations of Tenant under this Lease or any other documents executed in connection with this Lease; (f) Landlord’s execution of the Landlord Agreement shall not be deemed or construed to constitute any representation or any type of joinder with any of the representations, warranties and agreements of Tenant in the loan agreements with Tenant Lender or any type of acknowledgment or representation that any such representations and warranties are true, correct or complete; (g) any Tenant’s Property shall be deemed abandoned by Tenant Lender to the extent remaining on the Leased Properties after the later of: expiration of the Term, or sixty (60) days after the earlier termination of the Lease, or Tenant Lender’s 60-day period of occupancy pursuant to this Section 38; and (h) the terms and conditions of the Landlord Agreement being otherwise commercially reasonable in Landlord’s determination.

39.Bankruptcy. As a material inducement to Landlord executing this Lease, Tenant acknowledges and agrees that Landlord is relying upon (i) the financial condition and specific operating experience of Tenant and Tenant’s obligation to use the Leased Premises specifically in accordance with the terms of this Lease, (ii) Tenant’s timely performance of all of its obligations under this Lease notwithstanding the entry of an order for relief under Title 11 of the U.S. Code of Federal Regulations (the “Bankruptcy Code”) for Tenant and (iii) all defaults under this Lease being cured promptly and this Lease being assumed within sixty (60) days of any order for relief entered under the Bankruptcy Code for Tenant, or this Lease being rejected within such sixty (60) day period and the Leased Premises surrendered to Landlord. Accordingly, in consideration of the mutual covenants contained in this Lease and for other good and valuable consideration, Tenant hereby agrees that:

(a)All obligations that accrue or become due under this Lease (including the obligation to pay rent), from and after the date that an action under the Bankruptcy Code is commenced (an “Action”) shall be timely performed exactly as provided in this Lease and any failure to so perform shall be harmful and prejudicial to Landlord.

(b)Any and all obligations under this Lease that accrue or become due from and after the date that an Action is commenced and that are not paid as required by this Lease shall, in the amount of such rents, constitute administrative expense claims allowable under the Bankruptcy Code with priority of payment at least equal to that of any other actual and necessary expenses incurred after the commencement of the Action.

(c)Any extension of the time period within which Tenant may assume or reject this Lease without an obligation to cause all obligations accruing or coming due under this Lease from and after the date that an Action is commenced to be performed as and when required under this Lease shall be harmful and prejudicial to Landlord

(d)Any time period designated as the period within which Tenant must cure all defaults and compensate Landlord for all pecuniary losses which extends beyond the date of assumption of this Lease shall be harmful and prejudicial to Landlord.

(e)Any assignment of this Lease in any Action must result in all terms and conditions of this Lease being assumed by the assignee without alteration or amendment, and any assignment which results in an amendment or alteration of the terms and conditions of this Lease without the express written consent of Landlord shall be harmful and prejudicial to Landlord.

(f)Any proposed assignment of this Lease in any Action to an assignee that does not possess financial condition, operating performance and experience characteristics capable of assuming and performing under this Lease shall be harmful and prejudicial to Landlord.

(g)The rejection (or deemed rejection) of this Lease for any reason whatsoever shall constitute cause for immediate relief from the automatic stay provisions of the Bankruptcy Code, and Tenant stipulates that such automatic stay shall be lifted immediately and possession of the Leased Premises will be delivered to Landlord immediately without the necessity of any further action by Landlord.

(h)No provision of this Lease shall be deemed a waiver of Landlord’s rights or remedies under the Bankruptcy Code or applicable law to oppose any assumption and/or assignment of this Lease, to require timely performance of Tenant’s obligations under this Lease, or to regain possession of the Leased Premises as a result of the failure of Tenant to comply with the terms and conditions of this Lease or the Bankruptcy Code.

(i)Notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as such, shall constitute “rent” for the purposes of the Bankruptcy Code.

(j)For purposes of this Section 39 addressing the rights and obligations of Landlord and Tenant in the event that an Action is commenced, the term “Tenant” shall include Tenant’s successor in bankruptcy, whether a trustee, Tenant as debtor in possession or other responsible person.

40.Memorandum of Lease. Tenant shall (subject to Landlord’s prior review and execution) execute, deliver and record, file or register, at Tenant’s cost, all such instruments as may be required or permitted by any present or future Law in order to evidence the respective interests of Landlord and Tenant in the Leased Premises, and shall, at Tenant’s cost, cause a memorandum of this Lease, and any supplement hereto or thereto, to be recorded in such manner and in such places as may be required or permitted by any present or future law in order to protect the validity and priority of this Lease.

41.Tenant Representations and Warranties. As a material inducement to Landlord executing this Lease, Tenant warrants and represents as of the date hereof to Landlord as follows:

(a)Tenant is duly organized or formed, validly existing and in good standing under the laws of its state of incorporation or formation. Tenant is qualified as a corporation, partnership or limited liability company, as applicable, to do business in each state where the Leased Premises is located, and Tenant is qualified as a foreign corporation, partnership or limited liability company, as applicable, to do business in any other jurisdiction where the failure to be qualified would reasonably be expected to result in a material adverse effect upon any Location or Tenant’s ability to perform and discharge its obligations under this Lease. All necessary action has been taken to authorize the execution, delivery and performance by Tenant of this Lease and of the other documents, instruments and agreements provided for herein. Tenant is not a “foreign corporation”, “foreign partnership”, “foreign trust”, “foreign limited liability company” or “foreign estate”, as those terms are defined in the Internal Revenue Code and the regulations promulgated thereunder. The person(s) who have executed this Lease on behalf of Tenant are duly authorized to do so. None of Tenant, any Affiliate of Tenant, nor any Person owning directly or indirectly any interest in Tenant or any Affiliate of Tenant, is a Person whose property or interests are subject to being blocked under any of the OFAC Laws and Regulations or who is otherwise in violation of any of the OFAC Laws and Regulations; provided, however, the representation contained in this sentence shall not apply to any Person to the extent such Person’s interest is in or through a U.S. publicly traded entity.

(b)Upon execution by Tenant, this Lease shall constitute the legal, valid and binding obligation of Tenant, enforceable against Tenant in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, liquidation, reorganization and other laws affecting the rights of creditors generally and general principles of equity.

(c)There are no suits, actions, proceedings or investigations pending, or, to its knowledge, threatened against or involving Tenant or the Leased Premises before any arbitrator or Governmental Authority, except for such suits, actions, proceedings or investigations which, individually or in the aggregate, have not had, and would not reasonably be expected to result in, a material adverse effect upon the Leased Premises or Tenant’s ability to perform and discharge its obligations under this Lease.

(d)Tenant is not, and the authorization, execution, delivery and performance of this Lease and the documents, instruments and agreements provided for herein will not result in, any breach or default under any document, instrument or agreement to which Tenant or any Affiliate of Tenant is a party or by which Tenant or any Affiliate of Tenant, the Leased Premises or any of the property of Tenant or any Affiliate of Tenant is subject or bound, except for such breaches or defaults which, individually or in the aggregate, have not had, and would not reasonably be expected to result in, a material adverse effect upon the Leased Premises or Tenant’s ability to perform and discharge its obligations under this Lease. The authorization, execution, delivery and performance of this Lease and the documents, instruments and agreements provided for herein will not violate any applicable law, statute, regulation, rule, ordinance, code, rule or order. No Location is subject to any right of first refusal, right of first offer or option to purchase or lease granted to any third party. Tenant has not assigned, transferred, mortgaged, hypothecated or otherwise encumbered this Lease or any rights hereunder or interest herein.

(e)All required licenses and Permits, both governmental and private, to use and operate each Location as a Permitted Facility are in full force and effect, except for such licenses and Permits the failure of which to obtain has not had, and would not reasonably be expected to result in, a material adverse effect upon any Location or Tenant’s ability to perform and discharge its obligations under this Lease.

(f)Tenant has delivered or made available to Landlord certain financial statements and other information concerning the Tenant and Lease Guarantor in connection with this Lease (collectively, the “Financial Information”). The Financial Information is true, correct and complete in all material respects; there have been no amendments to the Financial Information since the date such Financial Information was prepared or delivered to Landlord. Tenant understands that Landlord is relying upon the Financial Information and Tenant agrees that such reliance is reasonable. All financial statements included in the Financial Information fairly present as of the date of such financial statements the financial condition of each Person to which they pertain. No change has occurred with respect to the financial condition of Tenant, Lease Guarantor and/or the Leased Premises as reflected in the Financial Information which has not been disclosed in writing to Landlord or has had, or could reasonably be expected to result in, a material adverse effect upon the Leased Premises or Tenant’s ability to perform and discharge its obligations under this Lease. Any such Financial Information shall not be disclosed to any third party or governmental entity without the prior written consent of Tenant, unless such disclosure is required by law; provided, however, that Landlord shall be permitted to disclose the Financial Information: (i) on a need-to-know basis to Landlord’s agents, employees, consultants, managers, investors, accountants, attorneys and contractors, to its potential lenders and subsequent purchasers, and to members of professional firms serving it or its potential lenders (each a “Landlord Receiving Party”) so long as each Landlord Receiving Party is advised to keep such Financial Information confidential in a manner consistent with this paragraph, and (ii) as may be necessary to comply with a court order or other applicable Legal Requirements. Notwithstanding the foregoing, the foregoing confidentiality obligation shall not apply to any such information that (1) is or becomes generally available to the public other than as a result of a breach of this Section 41(f); (2) is obtained by Landlord or any Landlord Receiving Party on a non-confidential basis from a third-party that, to such Person’s knowledge, was not legally or contractually restricted from disclosing such information; (3) was in the possession of Landlord or Landlord Receiving Party prior to disclosing party’s disclosure hereunder; or (4) was or is independently developed by Landlord or a Landlord Receiving Party without using any such confidential information.

(g)The information set forth in the schedules attached hereto is true, correct and complete in all material respects.

42.State-Specific Provisions. The provisions and/or remedies which are set forth on Appendix 2 shall be deemed a part of and included within the terms and conditions of this Lease.

43.Right of First Offer. Provided that no Event of Default has occurred and is continuing, if Landlord shall desire to sell any Location to a Person that is not an Affiliate of Landlord, then Landlord shall first give Tenant the right to purchase such Location for a price and on terms and conditions determined by Landlord and set forth in a notice given to Tenant (the “Offer”). Tenant shall have thirty (30) days from receipt of the Offer within which to elect to purchase such Location on the precise terms and conditions of the Offer. If Tenant elects to so purchase such Location, Tenant shall give to Landlord written notice thereof (“Acceptance Notice”) and the closing shall be held within ninety (90) days after the date of the Acceptance Notice or such longer period of time as is set forth in the Offer, whereupon Landlord shall convey such Location to Tenant. At the closing, Landlord shall deliver to Tenant a special warranty deed (or local equivalent) sufficient to convey to Tenant fee simple title to such Location free and clear of all easements, rights-of-way, encumbrances, liens, covenants, conditions, restrictions, obligations and liabilities, except for any such matters in effect upon the acquisition of such Location by Landlord, such matters created, suffered or consented to in writing by Tenant or arising by reason of the failure of Tenant to have observed or performed any term, covenant or agreement of this Lease to be observed or performed by Tenant, and the lien of any taxes then affecting such Location; provided, that if the Offer contemplates that such Location is to be conveyed subject to any existing financing then such Location shall be conveyed subject to such financing unless Tenant elects to pay off such financing in accordance with the terms of the applicable loan documents. At the closing, the Lease shall be amended to thereafter remove such Location and reduce the Base Rent by an amount equal to the product of (i) the percentage of Base Rent allocated to such Location on Schedule 1, and (ii) the Base Rent in effect at the time of such amendment. If Tenant does not timely elect to purchase such Location, Landlord shall be free to sell such Location to any other person within twelve (12) months of Tenant’s rejection or deemed rejection without being required to comply again with the foregoing provisions of this Section, provided, that, if Landlord intends to sell such Location (i) after such twelve (12) month period, or (ii) within such twelve (12) month period at a price less than ninety percent (90%) of the price described in the Offer, Landlord shall give Tenant written notice, setting forth the applicable purchase price and terms and conditions, and Tenant shall have thirty (30) days to elect in writing to purchase such Location at such purchase price and on such terms and conditions. The right of first offer granted by this Section 43 with respect to any Location shall not survive the expiration or earlier termination of this Lease. Notwithstanding anything to the contrary herein, Tenant’s right of first offer shall not apply to (i) any transfer of any Location to an Affiliate of Landlord, (ii) any sale or conveyance of any Location in a foreclosure sale (or similar proceeding) of a Mortgage or to any conveyance in lieu of foreclosure of such Mortgage, or (iii) as part of a Portfolio Transaction (hereinafter defined). For the purposes of this Section 43, “Portfolio Transaction” means a sale of one or more Locations, together with one or more additional properties owned by Landlord or one of its Affiliates with an aggregate purchase price not less than $100,000,000.

44.Miscellaneous.

(a)The intention of the parties being to conform strictly to the usury laws now in force or hereafter in effect in the states in which the Leased Premises is located, whenever any provision herein provides for payment by Tenant to Landlord of interest at a rate in excess of the legal rate permitted to be charged, such rate herein provided to be paid will be deemed reduced to such legal rate.

(b)The section headings in this Lease are used only for convenience in finding the subject matters and are not part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease.

(c)As used in this Lease, the singular shall include the plural and any gender shall include all genders as the context requires and the following words and phrases shall have the following meanings: (i) “including” shall mean “including without limitation”; (ii) “provisions” shall mean “provisions, terms, agreements, covenants and/or conditions”; (iii) “lien” shall mean “lien, charge, encumbrance, title retention agreement, pledge, security interest, mortgage and/or deed of trust”; (iv) “obligation” shall mean “obligation, duty, agreement, liability, or covenant”; (v) “the Leased Premises” or “any of the Leased Premises” shall mean “the Leased Premises or any part thereof or interest therein”; (vi) “the Land” or “any of the Land” shall mean “the Land or any part thereof or interest therein”; (vii) “a Location” or “any Location” shall mean “any Location or any part thereof or interest therein”; (viii) “the Improvements” or “any of the Improvements” shall mean “the Improvements or any part thereof or interest therein”; and (ix) “Tenant’s Property” or “any of the Tenant’s Property” shall mean “the Tenant’s Property or any part thereof or interest therein.”

(d)Any act which Landlord is permitted to perform under this Lease may be performed at any time and from time to time by Landlord or any person or entity designated by Landlord. Each appointment of Landlord as attorney-in-fact for Tenant hereunder is irrevocable and coupled with an interest.

(e)Time is of the essence in this Lease and each and every provision hereof in which any date or time is specified.

(f)Landlord shall in no event be construed for any purpose to be a partner, joint venturer or associate of Tenant or of any subtenant, operator, concessionaire or licensee of Tenant with respect to any of the Leased Premises or otherwise in the conduct of their respective businesses.

(g)This Lease and any documents which may be executed by Tenant on or about the Commencement Date at Landlord’s request constitute the entire agreement between the parties and supersede all prior understandings and agreements, whether written or oral, between the parties hereto relating to the Leased Premises and the transactions provided for herein. Landlord and Tenant are business entities having substantial experience with the subject matter of this Lease and have each fully participated in the negotiation and drafting of this Lease. Accordingly, this Lease shall be construed without regard to the rule that ambiguities in a document are to be construed against the drafter.

(h)This Lease may be modified, amended, discharged or waived only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought.

(i)Subject to the terms and provisions of Section 21 hereof, the covenants of this Lease shall run with the land and bind Tenant, its successors and assigns and all present and subsequent encumbrances and subtenants of any of the Leased Premises, and shall inure to the benefit of Landlord, its successors and assigns. If there is more than one Tenant, the obligations of each shall be joint and several.

(j)If any one or more of the provisions contained in this Lease shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

(k)For all issues which are specific to any Location, this Lease shall be governed by and construed and enforced in accordance with and subject to the laws of the state in which such Location is located, and for all issues which are not specific to any Location, the internal laws, without regard to conflicts of laws, of the State of New York shall govern.

(l)Except as otherwise expressly stated in this Lease, any consent or approval required to be obtained from Landlord may be granted by Landlord in its sole discretion.

(m)Landlord and Tenant each represents to the other that no broker has been involved in this Lease. Landlord and Tenant agree that if any claim for brokerage commissions are ever made against Landlord or

Tenant in connection with this Lease, all claims shall be handled and paid by the party whose actions or alleged commitments form the basis of such claim. The terms of this Section 43(m) shall survive expiration or earlier termination of this Lease.

(n)Tenant acknowledges that, in order for Landlord and/or Landlord’s affiliates to qualify as a “real estate investment trust” under the Code, certain requirements thereunder must be satisfied, and, upon demand by Landlord, Tenant agrees to reasonably cooperate with Landlord to ensure compliance with such Code requirements provided that Tenant shall not incur any unreasonable cost or obligation related to any such Landlord request.

(o)Lender will be deemed a third party beneficiary with respect to all provisions of this Lease that purport to confer benefits upon Lender or impose obligations upon Tenant or Landlord in order to protect the interests of Lender.

(p)The exhibits, schedules and appendices attached to this Lease are hereby incorporated by reference and made a part hereof.

(q)This Lease may be executed in one or more counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same instrument.

(r)Tenant shall not be liable to Landlord for any punitive damages under this Lease; provided, however, that the foregoing shall not limit Landlord’s rights or Tenant’s obligations with respect to any indemnification provisions in this Lease.

45.Leasehold Mortgage. Provided no Event of Default (or fact or circumstance that with notice or the passage of time, or both, would become an Event of Default) shall have occurred and be continuing, Tenant may grant a leasehold mortgage to a Qualified Leasehold Mortgagee to secure, and be given as security for, Tenant’s senior credit facility (each a “Leasehold Mortgage”) provided that each Leasehold Mortgage satisfies all of the following conditions: (a) any Leasehold Mortgage shall, by its express terms, (i) not encumber Landlord's interest in any of the Leased Premises or, at any time, release, affect or reduce any of the obligations of Tenant under this Lease or impose additional obligations on Landlord under this Lease, (ii) be subordinate to any Mortgage, and (iii) the Qualified Leasehold Mortgagee may only assign Tenant’s interest in this Lease upon foreclosure thereof to a Person previously approved by Landlord in writing and having not less than five (5) years’ experience as an owner or operator of a Permitted Facility and otherwise in accordance with Section 21 of this Lease; (b) Tenant shall promptly reimburse Landlord for all reasonable out-of-pocket costs and expenses incurred by Landlord in connection with such Leasehold Mortgage or any related agreements; (c) Tenant shall deliver to Landlord a fully executed copy of the Leasehold Mortgage within ten (10) days after its execution thereof and immediately notify Landlord upon the occurrence of any material default thereunder; and (d) no more than one (1) Leasehold Mortgage with respect to any Location shall exist at any time. As used herein, a “Qualified Leasehold Mortgagee” means: (x) a commercial bank or other financial institution that (1) is actively engaged in commercial real estate or corporate financing with Persons other than Tenant, Lease Guarantor or any Affiliate, (2) has a net worth or capital surplus in excess of $1,000,000,000, and (3) is not an Affiliate of Tenant, Lease Guarantor, or any of their respective Affiliates; or (y) an administrative agent or collateral agent with the characteristics described in the preceding clause (x) serving as administrative agent or collateral agent for commercial banks, financial institutions and funds that regularly make or purchase commercial loans.

46.Force Majeure. In the event that Landlord or Tenant shall be delayed or hindered in or prevented from the performance of any act required hereunder (other than Tenant’s obligations to pay Rent hereunder or any other Monetary Obligation) by reason of strikes, lockouts, labor disputes, unavailability of materials or reasonable substitutes, failure of power, restrictive governmental laws, regulations, orders or decrees, riots, insurrection, war, acts of God, or other reason beyond such party’s reasonable control, then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period of such delay, but in no event shall any the time for performance of any such required term, covenant or condition be extended by more than ninety (90) days in the aggregate. Notwithstanding the foregoing, lack of funds shall not be deemed to be a cause beyond the reasonable control of either party.

47.Attorney’s Fees. In a suit to enforce this Lease or any provision contained herein, the party prevailing in such suit shall be entitled to recover, in addition to all other remedies or damages allowed pursuant to this Lease, reasonable attorneys’ fees and court costs incurred in such suit and any appeal thereof. The terms of this Section 47 shall survive the expiration or the earlier termination of this Lease.

48.Signs. At Tenant’s sole cost and with Landlord’s prior written consent, Tenant may install, replace and relocate in and on the Leased Premises, such signs, awnings, lighting effects and fixtures as may be used from time to time by Tenant (collectively, “Signs”). Tenant shall, at its sole expense, maintain and repair all Signs in good condition and repair at all times during the Term. Upon the expiration or earlier termination of this Lease, Tenant at its sole cost and expense shall remove all Signs and restore any Improvements damaged as a result of such removal. At Tenant’s sole cost and without liability to Landlord, Landlord agrees to reasonably cooperate with Tenant (including signing applications upon Tenant’s written request) in obtaining any necessary permits, variances and consents for Signs. All Signs of Tenant shall comply with Legal Requirements, Permitted Encumbrances and Easement Agreements.
(SIGNATURE PAGES FOLLOW)

LANDLORD SIGNATURE PAGE
TO MASTER LEASE AGREEMENT
IN WITNESS WHEREOF, Landlord has executed this Lease as of the day and year first above written.

LANDLORD:                BROADSTONE BEF PORTFOLIO, LLC
a New York limited liability company

_________________________            By:    Broadstone Net Lease, LLC
Witness                            a New York limited liability company,
its sole member

_________________________            By:    Broadstone Net Lease, Inc.
Witness                            a Maryland corporation,
its managing member

By:    /s/ Christopher J. Czarnecki .
Name:    Christopher J. Czarnecki .
Title:    President .
State of New York    )
County of Monroe    )
On October ___, 2015, before me, ____________________________, personally appeared _____________________________, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.
WITNESS my hand and official seal.

Signature_________________________________ (SEAL)

TENANT SIGNATURE PAGE
TO MASTER LEASE AGREEMENT
IN WITNESS WHEREOF, Tenant has executed this Lease as of the day and year first above written.
TENANT:
BEF FOODS INC.,
a Ohio corporation
_____________________________                By:/s/ Mark. E. Hood
Witness
Name:Mark E. Hood
_____________________________                Title: Chief Financial Officer
Witness

State of ____________    )
County of __________    )
On October ___, 2015, before me, ____________________________, personally appeared _____________________________, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.
Signature_________________________________ (SEAL)

SCHEDULE 1

LIST OF LOCATIONS

Location No.	Location Address	City	State	Allocated Percentage of Base Rent
1	651 Commerce Parkway	Lima	Ohio	49%
2	1109 Industrial Drive East	Sulphur Springs	Texas	51%

Bob Evans Portfolio
Master Lease Agreement                                        Schedule 1

SCHEDULE 2
BASE RENT SCHEDULE

Term	Lease Year	Annual Base Rent	Monthly Installment	Annual Rent Increase
Initial Term	1	$3,480,781.00	$290,065.08
Initial Term	2	$3,550,396.62	$295,866.39	2.00%
Initial Term	3	$3,621,404.55	$301,783.71	2.00%
Initial Term	4	$3,693,832.64	$307,819.39	2.00%
Initial Term	5	$3,767,709.30	$313,975.77	2.00%
Initial Term	6	$3,843,063.48	$320,255.29	2.00%
Initial Term	7	$3,919,924.75	$326,660.40	2.00%
Initial Term	8	$3,998,323.25	$333,193.60	2.00%
Initial Term	9	$4,078,289.71	$339,857.48	2.00%
Initial Term	10	$4,159,855.51	$346,654.63	2.00%
Initial Term	11	$4,243,052.62	$353,587.72	2.00%
Initial Term	12	$4,327,913.67	$360,659.47	2.00%
Initial Term	13	$4,414,471.94	$367,872.66	2.00%
Initial Term	14	$4,502,761.38	$375,230.12	2.00%
Initial Term	15	$4,592,816.61	$382,734.72	2.00%
Initial Term	16	$4,684,672.94	$390,389.41	2.00%
Initial Term	17	$4,778,366.40	$398,197.20	2.00%
Initial Term	18	$4,873,933.73	$406,161.14	2.00%
Initial Term	19	$4,971,412.40	$414,284.37	2.00%
Initial Term	20	$5,070,840.65	$422,570.05	2.00%
First Optional Term	21	See Section 5(b)
First Optional Term	22			2.00%
First Optional Term	23			2.00%
First Optional Term	24			2.00%
First Optional Term	25			2.00%
First Optional Term	26			2.00%
First Optional Term	27			2.00%
First Optional Term	28			2.00%
First Optional Term	29			2.00%
First Optional Term	30			2.00%
Second Optional Term	31			2.00%
Second Optional Term	32			2.00%
Second Optional Term	33			2.00%
Second Optional Term	34			2.00%
Second Optional Term	35			2.00%
Second Optional Term	36			2.00%
Second Optional Term	37			2.00%
Second Optional Term	38			2.00%
Second Optional Term	39			2.00%
Second Optional Term	40			2.00%
Bob Evans Portfolio
Master Lease Agreement                                        Schedule 2

APPENDIX 1
DEFINITIONS
“Additional Rent” has the meaning defined in Section 6.
“Adjoining Property” means all sidewalks, curbs, gores and vault spaces adjoining any of the Leased Premises.
“Affiliate” of any Person means any other Person which directly or indirectly Controls, is Controlled by or is under common Control with the first Person.
“Affiliate Guarantor” means Bob Evans Farms, LLC, a Ohio limited liability company.
“Affiliate Guaranty” means that certain lease guaranty made by Affiliate Guarantor in favor of Landlord, dated as of the Commencement Date.
“Alteration” or “Alterations” means any or all changes, additions, improvements, reconstructions or replacements of any of the Improvements, both interior or exterior, structural and non-structural, and ordinary and extraordinary.
“Base Rent” means the annual minimum base rent to be paid by Tenant to Landlord for the Leased Premises, as adjusted pursuant to Section 5.
“Buildings” means, collectively, the buildings located on the respective Locations.
“Building Systems” means the mechanical, electrical, plumbing, sanitary, sprinkler, heating, ventilation and air conditioning, security, life-safety, building management, elevator and other service systems or facilities of the Buildings.
“Casualty” means any loss of or damage to any property (including the Leased Premises) included within or related to the Leased Premises.
“Change of Control” means any of the following as applied to any Person: (i) fifty percent (50%) or more of the direct or indirect equity interests in such Person change ownership; (ii) fifty percent (50%) or more of the direct or indirect equity interests in such Person are pledged, mortgaged, hypothecated or otherwise encumbered except as required as security under the senior credit facility of Parent Guarantor, along with all of the other assets of Parent Guarantor and its consolidated Subsidiaries, but only for so long as Tenant remains a wholly owned Subsidiary of Affiliate Guarantor and remains under the Control of Parent Guarantor; or (iii) a change in the Person(s) that ultimately exert Control over the first Person.
“Code” the Internal Revenue Code of 1986, as amended.
“Commencement Date” means the date of this Lease.
“Condemnation” means a Taking or a Requisition, or both.
“Consent Required Alteration” has the meaning defined in Section 13.
“Consolidated EBITDA” has the meaning defined in Section 21(g).
“Control”, together with the correlative terms “Controlled” and “Controls” means, as applied to any Person, the possession, directly or indirectly, of the power to direct the management and policies of that Person, whether through ownership, voting control, by contract or otherwise.
“Costs” means all reasonable costs and expenses incurred by a Person or associated with a certain matter or transaction, including without limitation, reasonable attorneys’ fees and expenses, expert fees and expenses and court costs. For all purposes of this Lease, “attorneys’ fees and expenses” and similar statements include those incurred out of court, at trial, on appeal or in any bankruptcy proceeding.
“Credit Entity” has the meaning defined in Section 21(g).
“Default Rate” means an annual interest rate equal to the Prime Rate plus five (5) percentage points, but in no event greater than the maximum interest rate permitted by Legal Requirements.
“Disposition”, together with the correlative terms “Dispose” and “Disposing” means, with respect to any Person, any conveyance, sale, transfer, assignment, lease, abandonment or other disposition, voluntarily or involuntarily, of any property or assets (tangible and intangible) held by such Person and/or its Subsidiaries.
“Easement Agreement” means any conditions, covenants, restrictions, easements, declarations (including but not limited to condominium declarations), licenses and other agreements listed as Permitted Encumbrances or as may hereafter benefit, burden or otherwise affect any Location. The following are deemed excluded from the definition of “Easement Agreement”: (i) any Easement Agreement entered into by Landlord after the Commencement Date in violation of this Lease and not consented to or requested by Tenant; and (ii) any Mortgage.
“Environmental Law(s)” means all federal, state and local laws, common laws, equitable doctrine, rules, regulations, statutes, codes, ordinances, directives, guidance documents, cleanup or other standards, and any other governmental requirements or standards currently in existence or hereafter enacted or rendered which pertain to, regulate, or impose liability or standards of conduct concerning the use, storage, human exposure to, handling, transportation, release, cleanup or disposal of Hazardous Substances. The term Environmental Law includes, without limitation, the federal Comprehensive Environmental Response Compensation and Liability Act of 1980 (“CERCLA”), the Superfund Amendments and Reauthorization Act, the federal Water Pollution Control Act, the federal Clean Air Act, the federal Clean Water Act, the federal Resources Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments to RCRA), the federal Solid Waste Disposal Act, the federal Toxic Substance Control Act, the federal Insecticide, Fungicide and Rodenticide Act, the federal Occupational Safety and Health Act of 1970, the federal National Environmental Policy Act and the federal Hazardous Materials Transportation Act, each as amended and as now or hereafter in effect and any similar state or local Law.
“Environmental Media” means soil, fill material, or other geologic materials at all depths, groundwater at all depths, surface water including storm water and sewerage, indoor and outdoor air, and all living organisms, including without limitation all animals and plants, whether such Environmental Media are located on or off the Leased Premises.
“Environmental Violation” means any violation of or noncompliance with any Environmental Law by any Location or any activity or condition pertaining to any Location, regardless as to whether any Hazardous Substance associated therewith was present in, on, under or about the Location prior to the Commencement Date or was caused by Tenant or any other Person.
“Event of Default” has the meaning defined in Section 23(a).
“Exterior Areas” means the paved areas, parking areas, driveways, concrete walkways, service areas, loading docks, landscaped areas, and other areas of the Leased Premises outside the interior of the Buildings.
“Fair Market Base Rent” has the meaning defined in Appendix 3 attached hereto.
“GAAP” means generally accepted accounting principles consistently applied in the United States.
“Governmental Authority” means any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi-governmental authority having jurisdiction or supervisory or regulatory authority over the Leased Premises, Tenant or Lease Guarantor.

“Hazardous Condition” means any environmental condition in, on, under or about any Location that could reasonably be expected to form the basis of any claim or liability under any Environmental Law, regardless as to whether the condition existed prior to the Commencement Date or was caused by Tenant or any other Person.
“Hazardous Substance(s)” means: (i) any substance, material, product, petroleum, petroleum product, derivative, compound or mixture, mineral (including asbestos), chemical, gas, medical waste, or other pollutant, in each case whether naturally occurring, man-made or the by-product of any process, that is toxic, harmful or hazardous or acutely hazardous to the environment or public health or safety; (ii) those materials included within the definitions of “hazardous substances,” “extremely hazardous substances,” “hazardous materials,” “toxic substances,” “toxic pollutants,” “hazardous air pollutants,” “toxic air contaminants,” “solid waste,” “hazardous waste,” “pollutants,” “contaminants” or similar categories under any Environmental Laws; or (iii) any substance supporting a claim under any Environmental Law, whether or not defined as hazardous as such under any Environmental Law. Hazardous Substances include, without limitation, any toxic or hazardous waste, pollutant, contaminant, industrial waste, petroleum or petroleum-derived substances or waste, radon, radioactive materials, asbestos, asbestos containing materials, urea formaldehyde foam insulation, lead and polychlorinated biphenyls.
“Impositions” means all taxes, including without limitation, Real Estate Taxes, ad valorem, personal property, franchise, margin, sales, gross receipt, and rent taxes, all charges, fees, assessments and expenses in connection with any easement or agreement maintained for the benefit of any of the Leased Premises (including any Easement Agreement or Permitted Encumbrance), all general and special assessments, levies, Permit fees, inspection and license fees, all condominium assessments (including but not limited to annual assessments, individual assessments, special assessments, and capital assessments) all utility charges and all other public charges and taxes whether of a like or different nature, even if unforeseen or extraordinary, imposed upon or assessed, prior to or during the term, against Landlord, Tenant or any of the Leased Premises as a result of or arising in respect of the ownership, occupancy, leasing, use, maintenance, operation, management, repair or possession of any of the Leased Premises, or any activity conducted on any of the Leased Premises, or the Base Rent or Additional Rent, including without limitation, any sales tax, use tax or occupancy tax or excises, levies or fees charged or imposed by any Governmental Authority on or with respect to such Base Rent or Additional Rent.; provided, however, that in no event shall “Impositions” include: (i) any estate, inheritance, succession, gift or similar tax imposed on Landlord; (ii) any net income taxes imposed on Landlord or its affiliates (i.e., taxes which are determined taking into account deductions for depreciation, interest, taxes and ordinary and necessary business expenses) or corporate franchise taxes imposed on Landlord (unless imposed in lieu of other taxes that would otherwise be the obligation of Tenant under this Lease, such as, without limitation, any “gross receipts tax” or any similar tax based upon gross income or receipts of Landlord which does not take into account deductions for depreciation, interest, taxes and ordinary and necessary business expenses); or (iii) any capital gains tax imposed on Landlord in connection with the sale, exchange or other disposition, in whole or in part, of the Leased Premises or Landlord’s interest therein to any Person (collectively the “Tax Exclusions”).
“Improvements” means all of the Buildings, structures, fixtures, machinery, apparatus, equipment, fittings, appliances, paving, curbing, and other improvements and landscaping of every kind and nature presently situated on, in, or under, or hereafter erected, affixed, attached, or installed in, on, or about the Land, including, but not limited to, all gas and electric fixtures, appliances and wiring, lighting, engines, boilers, burners, blowers, coils, steam lines, compressors, elevators, escalators, incinerators, motors, dynamos, heating and air conditioning equipment, doors, windows, sinks, water closets, basins, pipes, platforms, stairwells, fences, lavatory facilities, electrical systems, faucets, fire prevention and extinguishing apparatus, central music and public address systems, burglar alarms, security systems and equipment, shades, awnings, screens, blinds, installed carpeting, spare parts, materials and supplies for the ownership, use, operation, maintenance and repair of the Land, together with all additions thereto, substitutions therefor and replacements thereof required or permitted by this Lease, but excluding, in all events, all Tenant’s Property.
“Indemnified Party” or “Indemnified Parties” means Landlord and Landlord’s directors, officers, shareholders, partners, members, employees, agents, servants, representatives, lenders, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing, including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of Landlord’s assets and business.
“Initial Term” has the meaning defined in Section 4.

“Insurance Premium Reserve” has the meaning defined in Section 17(g).
“Insurance Requirements” means the terms of each insurance policy required to be carried by Tenant under this Lease and the requirements of the issuer of such policy.
“Land” means those parcels of land legally described in Exhibit A and commonly known by the street addresses listed on Schedule 1, together with all of Landlord’s right, title and interest, if any, in and to all easements, rights-of-way, appurtenances and other rights, privileges and benefits associated with any and all such parcels of land and to all public or private streets, roads, avenues, alleys or pass ways, open or proposed, on or abutting any and all such parcels of land.
“Landlord Agreement” has the meaning defined in Section 38.
“Law” or “Laws” means any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted Governmental Authority, court or agency, now or hereafter enacted or in effect.
“Lease” means this Lease Agreement, as it may be supplemented and amended.
“Lease Guarantor” means, individually and collectively, Parent Guarantor and Affiliate Guarantor.
“Lease Guaranty” means, individually and collectively, the Parent Guaranty and the Affiliate Guaranty.
“Leasehold Mortgage” has the meaning defined in Section 45.
“Lease Year” means the twelve (12) month period starting on the first day of the first month following the Commencement Date and each succeeding twelve (12) month period during the Term. The first Lease Year may consist of more than twelve (12) months as the first Lease Year shall also include the period from the Commencement Date through the last day of the month in which the Commencement Date occurs.
“Leased Premises” means the Land and the Improvements.
“Legal Requirement” or “Legal Requirements” means the requirements of all present and future Laws (including but not limited to Environmental Laws, zoning and land use Laws and Laws relating to accessibility to, usability by, and discrimination against, disabled individuals) and all Easement Agreements, which may be applicable to Tenant or to any of the Leased Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of any of the Leased Premises, even if compliance therewith necessitates structural changes or improvements, results in interference with the use or enjoyment of any of the Leased Premises, or requires Tenant to carry insurance other than as required by the provisions of this Lease.
“Lender” means any person or entity (and their respective successors and assigns) which may, after or contemporaneously with the date hereof, make a Loan to Landlord.
“Loan” means any loan made by one or more Lenders to Landlord and secured by a note and Mortgage.
“Location” means one and “Locations” means both of those two (2) individual real property locations comprising the Leased Premises, including, where the context requires, the Land and the Improvements. The street addresses for the Locations are listed on Schedule 1.
“Loss” or “Losses” means any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages (including consequential and punitive), losses, costs, expenses, diminutions in value, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement and damages of whatever kind or nature (including, without limitation, reasonable attorneys’ fees, court costs and other costs of defense.

“Material Impact” means any material adverse impact on (i) the validity or enforceability of this Lease, (ii) the rights and remedies of Landlord under this Lease; (iii) the ability of Tenant to perform its obligations under this Lease; or (iv) the continued operation of each Location as a Permitted Facility.
“Monetary Obligations” means Rent and all other sums payable by Tenant under this Lease to Landlord, to any third party on behalf of Landlord or to any Indemnified Party.
“Mortgage” means any mortgage, deed of trust or similar security instrument now or hereafter executed from Landlord to a Lender which encumbers the Landlord’s fee interest in any of the Leased Premises and secures Landlord’s obligation to repay a Loan, as the same may be amended, supplemented or modified.
“Net Award” means: (i) the entire award payable to Landlord or Lender by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise; or (ii) the entire proceeds of any insurance required under clauses (i), (ii), (iii), and (vii) of Section 17(a), as the case may be, less any expenses incurred by Landlord and Lender in collecting such award or proceeds and (so long as no Event of Default exists) less any expenses incurred by Tenant at the express direction of Landlord in collecting such award or proceeds.
“New Line Work” means the Alterations described on Appendix 4 attached hereto.
“OFAC Laws and Regulations” means Executive Order 13224 issued by the President of the United States of America, the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations), the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations), the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations), and the Cuban Assets Control Regulations (Title 31 Part 515 of the U.S. Code of Federal Regulations), and all other present and future federal, state and local laws, ordinances, regulations, policies, lists (including, without limitation, the Specially Designated Nationals and Blocked Persons List) and any other requirements of any Governmental Authority (including, without limitation, the United States Department of the Treasury Office of Foreign Assets Control) addressing, relating to, or attempting to eliminate, terrorist acts and acts of war, each as hereafter supplemented, amended or modified from time to time, and the present and future rules, regulations and guidance documents promulgated under any of the foregoing, or under similar laws, ordinances, regulations, policies or requirements of other states or localities.
“Optional Term” and “Optional Terms” have the meanings defined in Section 4.
“Parent Guarantor” means Bob Evans Farms, Inc., a Delaware corporation.
“Parent Guaranty” means that certain lease guaranty made by Parent Guarantor in favor of Landlord, dated as of the Commencement Date.
“Permits” means all permits, licenses, contracts, filings, authorizations and approvals required by Legal Requirements applicable to the Leased Premises or entered into with, or obtained from, any Governmental Authority with regard to the Leased Premises, including, without limitation, all conditional use permits, licenses, building permits, zoning and land use permits and entitlements, and environmental permits and authorizations.
“Permitted Encumbrances” means (i) those covenants, restrictions, reservations, condominium declarations, liens, conditions and easements, encumbrances and all other matters of record as of the Commencement Date; and (ii) all liens for unpaid Real Estate Taxes and assessment not yet due and payable.
“Permitted Facility” means, as to each Location, a food processing plant, and the uses incidental thereto such as parking, ingress and egress, and other uses approved in advance by Landlord in writing, which approval shall not be unreasonably withheld; provided, however, the term “Permitted Facility” shall not include any use that (i) is prohibited by the certificate of occupancy pertaining to a particular Location or other Legal Requirements applicable to such Location; (ii) is prohibited by any Easement Agreement; or (iii) that would result in a material diminution in the value of any Location.

“Permitted Transfer” has the meaning defined in Section 21(g).
“Permitted Violations” has the meaning defined in Section 9.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (including a business trust), non-incorporated organization or government or any agency or political subdivision thereof or any other entity.
“Present Value” means such amount discounted by a rate per annum which is the lower of: (i) the Prime Rate at the time such present value is determined; or (ii) eight percent (8%) per annum.
“Prime Rate” means the annual interest rate as published, from time to time, in the Wall Street Journal as the “Prime Rate” in its column entitled “Money Rate.” The Prime Rate may not be the lowest rate of interest charged by any “large U.S. money center commercial banks” and Landlord makes no representations or warranties to that effect. In the event the Wall Street Journal ceases publication or ceases to publish the “Prime Rate” as described above, the Prime Rate shall be the average per annum discount rate on ninety-one (91) day bills issued from time to time by the United States Treasury at its most recent auction, plus three hundred (300) basis points. If no 91-day bills are then being issued, the discount rate shall be the discount rate on treasury bills then being issued for the period of time closest to ninety-one (91) days.
“Real Estate Taxes” means all taxes and general and special assessments and other impositions in lieu thereof, as a supplement thereto and any other tax which is measured by the value of land and assessed on a uniform basis against the owners of land, including any substitution in whole or in part therefor due to a future change in the method of taxation, in each case assessed against, or allocable or attributable to, the Leased Premises and accruing during or prior to the Term, but excluding, in all events, the Tax Exclusions.
“Related Lease” means any lease of any other property entered into between Landlord (or an Affiliate of Landlord) and Tenant (or an Affiliate of Tenant), but only for so long as Landlord (or an Affiliate of Landlord) is the landlord pursuant to such other lease.
“Release” means any active, passive or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping or disposing (including breakdown or degradation products) of any Hazardous Substance onto, into, across, from or beneath any Environmental Media, whether in a liquid, vapor or solid form, whether emanating from or to any of the Leased Premises.
“Remedial Action” means any investigation, work plan preparation removal, repair, cleanup, abatement, remediation, monitored natural attenuation, natural resource damage assessment and restoration, closure, post-closure, detoxification or remedial activity of any kind whatsoever necessary to address any Release, any Environmental Violation and/or any Hazardous Condition.
“Rent” means, collectively, Base Rent and Additional Rent.
“Requisition” means any temporary requisition or confiscation of the use or occupancy of any of the Leased Premises by any Governmental Authority, civil or military, whether pursuant to an agreement with such Governmental Authority in settlement of or under threat of any such requisition or confiscation, or otherwise.
“Structural Elements” means the structural foundation, roof and load-bearing walls of any Building and comparable structural elements of the service areas and loading docks located in the Exterior Areas.
“Structural Alteration” means any Alteration (or series of related Alterations) involving: (a) the Structural Elements; (b) the Building Systems if a Permit is required in connection therewith; or (c) any hardscaped portion of the Leased Premises outside of the interior of the Buildings if any Permit is required in connection therewith.

“Subsidiary” as to any Person, any corporation, partnership, limited liability company, joint venture, trust or estate of or in which more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class of such corporation may have voting power upon the happening of a contingency), (b) the interest in the capital or profits of such partnership, limited liability company, or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or Controlled through one or more intermediaries, or both, by such Person.
“Surviving Obligations” means any obligations of Tenant under this Lease, actual or contingent, which arise on or prior to the expiration or prior termination of this Lease or rejection in bankruptcy, which survive such expiration, termination or rejection by their own express terms.
“Taking” means any taking or damaging of all or a portion of any Location: (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special, or (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding, or (iii) by any other means. The Taking shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under applicable Law.
“Tenant” has the meaning set forth in the opening preamble, together with any and all permitted successors and assigns of the Tenant originally named herein.
“Tenant Lender” has the meaning defined in Section 38.
“Tenant’s Property” means, collectively, any trade fixtures, machinery, equipment, furniture, furnishings, inventory and other personal property used in Tenant’s business. “Tenant’s Property” expressly excludes all Building Systems.
“Term” means and includes the Initial Term, any validly exercised Optional Term, and any other extension of this Lease pursuant to its terms.
“Transfer” means any of the following whether effectuated directly or indirectly, through one or more transactions, voluntarily or by operation of Law: (i) Disposing, pledging, mortgaging, hypothecating or otherwise encumbering or transferring all or any part of this Lease or Tenant’s leasehold estate hereunder, (ii) subletting of all or any part of the Leased Premises or any Location; (iii) merging or consolidating Tenant with any other Person; (iv) Disposing of a material portion of the assets of Tenant; (v) Disposing, pledging, hypothecating or otherwise encumbering or transferring of any stock, partnership, membership or other interests (whether equity or otherwise) in Tenant or any Person that Controls Tenant, if the same results, directly or indirectly, in a Change of Control of Tenant (or of such controlling Person); (vi) dissolving of Tenant or any Person that Controls Tenant (vii) doing or permitting any transaction that is reasonably likely to result in a Material Impact; or (viii) entering into or permitting to be entered into any agreement or arrangement to do any of the foregoing or granting any option or other right to any Person to do any of the foregoing, other than to Landlord under this Lease.
“Transfer Notice” has the meaning defined in Section 21.
“Uniform Commercial Code” means the Uniform Commercial Code as now or hereafter in effect in the state(s) where the Leased Premises is located, but only to the extent applicable to a given Location; provided that, in the event that, by reason of mandatory provisions of Law, any or all of the attachment, perfection or priority of; or remedies with respect to, the Landlord’s security interest in any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than such state, the term “Uniform Commercial Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.
“Wage and Labor Dispute” has the meaning defined in Section 21(g).
[END OF APPENDIX 1]